UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 6, 2006

Date of Earliest Event Reported: January 31, 2006

Optical Molecular Imaging, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8797 Beverly Boulevard, Suite 310 Los Angeles, California	90048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 789-1213

Patco Industries, Ltd.

295 East Main Street, Suite 1

Ashland, Oregon 97520

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

ITEM 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

REORGANIZATION OF PATCO INDUSTRIES, LTD. ON JANUARY 31, 2006

On January 31, 2006, Patco Industries, Ltd., a Delaware corporation (the “Registrant”), completed the acquisition of Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”), pursuant to an Agreement and Plan of Reorganization dated as of May 5, 2005 (as amended, the “Merger Agreement”), among the Registrant, SMI, William C. Patridge, and Patco Industries Subsidiary, Inc., a Nevada corporation (“Patco Subsidiary”). Pursuant to the Merger Agreement, Patco Subsidiary merged with and into SMI (the “Merger”).

SMI was the surviving corporation in the Merger, and it became a wholly owned subsidiary of the Registrant on the effective date of the Merger. Patco Subsidiary was a wholly owned subsidiary of the Registrant with no assets or liabilities formed solely for purposes of facilitating the Merger. The parties to the Merger Agreement intend for the Merger to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986.

In connection with the Merger, the Registrant effected in January 2006, prior to the Merger, a 230.4032258 for 1 reverse stock split of its common stock, resulting in its having 825,124 shares of its common stock then outstanding, and reduced the number of shares of its authorized common stock to 25,000,000 shares and authorized a class of 1,000,000 shares of preferred stock. The Registrant in the Merger issued 8,546,600 shares of its common stock, $0.0001 par value per share, to SMI’s 44 shareholders in conversion of all of the 8,546,600 shares of SMI common stock outstanding on the date of the Merger. The 825,124 shares of the Registrant’s common stock that were outstanding immediately prior to the Merger remained outstanding after the Merger. Each share of Patco Subsidiary common stock that was owned by the Registrant immediately prior to the Merger was converted into one share of SMI common stock in the Merger, which resulted in SMI becoming a wholly owned subsidiary of the Registrant. As a result of the Merger, SMI’s shareholders immediately prior to the Merger became the owners of 91% of the Registrant’s outstanding common stock immediately after the Merger.

In connection with the Merger, the outstanding common stock purchase warrants and stock options to purchase a total of 2,028,887 shares of SMI common stock held by 47 persons were converted into warrants and stock options to purchase the same number of shares of the Registrant’s common stock at the same exercise prices and otherwise on the same terms as the SMI warrants and stock options that were cancelled in the Merger.

Shortly prior to the closing of the Merger, SMI completed a private placement of 1,400,000 units (“Units”), each Unit consisting of one share of SMI common stock and a warrant to purchase one additional share of SMI common stock. SMI received $1,400,000 of proceeds from this private placement before the payment of offering costs. The Registrant agreed in the Merger Agreement to assume and be bound by the registration rights agreement previously entered into by SMI with the purchasers of the Units and with any other stockholders of SMI.

Concurrently with the closing of the Merger, the Registrant changed its name from Patco Industries, Ltd. to Optical Molecular Imaging, Inc., and the Registrant changed it principal business address to 8797 Beverly Boulevard, Suite 310, Los Angeles, California 90048.

At the closing of the Merger, the number of directors of the Registrant was increased to five. Immediately after the closing of the Merger, William Patridge (the then-existing sole director of the Registrant), nominated and elected the following persons to the Registrant’s Board of Directors: Daniel L. Farkas, Ph.D., David Wohlberg, Sanford J. Hillsberg, Rudolf Nisi, M.D., and Jacek Rozga, M.D., Ph.D. Mr. Patridge then resigned as the Registrant’s sole officer and as a director.

As described in more detail under “Directors and Executive Officers, Promoters and Control Persons,” SMI’s officers became the Registrant’s officers on the effective date of the Merger. No agreements exist to the Registrant’s knowledge among the former or present controlling stockholders of the Registrant and their associates with respect to the election of the Registrant’s directors or with respect to any other matter that might result in a change of control of the Registrant, other than the change of control that occurred as a result of the Merger.

Except as otherwise indicated by the context, references in the following portions of this Current Report on Form 8-K to “we,” “us,” “our” or “SMI” are references to the combined business of the Registrant and SMI for the period from and after the closing of the Merger. Information relating to periods prior to the closing of the Merger relates only to the Registrant or SMI, as the case may be, unless otherwise indicated.

DESCRIPTION OF BUSINESS

Overview

The Registrant was incorporated as a Delaware corporation on March 20, 1987 under the name Redwing Ventures and changed its name to Patco Industries, Ltd. on June 16, 1989. As of the effective date of the Merger, the Registrant was not conducting any business operations and had no revenues and nominal assets. As a result, the Registrant was a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

SMI was incorporated on February 25, 2004. Its founders are Dr. Daniel L. Farkas, Sanford J. Hillsberg and Dr. Manfred Mosk. Its principal business address is 8797 Beverly Boulevard, Suite 310, Los Angeles, California 90048, and its telephone number is (310) 789-1213.

SMI is an early stage medical imaging device company that will seek to develop various diagnostic imaging products based upon SMI’s technology related to spectral optical imaging. SMI’s goal is to develop and bring into clinical use advanced optical imaging tools for improved clinical diagnostics primarily in the field of cancer, based on the identification and analysis of certain molecular, cellular and tissue features of the patient through spectral imaging. SMI believes that certain of these tools, if successfully developed by SMI, may assist in the diagnosis of various serious diseases by:

•	potentially earlier diagnosis of the disease through the earlier detection of abnormal cellular structures (malignant and pre-malignant tissue);

•	potentially affording a more objective and quantitative in vivo measurement of cellular features associated with various disease conditions, making diagnoses more reliable and replicable; and

•	potentially reducing the number of invasive biopsy procedures.

Additionally, SMI imaging technologies could potentially contribute to better monitoring and quantitation of treatments (of these same diseases).

Current diagnostic imaging is primarily based on optical methods where the specimens to be examined and analyzed are first extracted from the patient (such as in cyto-and histo-pathology), and on non-optical methods where the examination and analysis is performed on the patient (such as X-rays, MRI and ultrasound). SMI will be seek to develop optical diagnostic products that will operate on the patient and in certain cases in conjunction with surgical procedures, all in real time. SMI believes that the earlier detection and more reliable diagnosis of various diseases, such as Barrett’s esophagus (a condition caused by chronic acid reflux that can lead to esophageal cancer), esophageal cancer, lung cancer and melanoma, can significantly improve patient outcomes and substantially reduce overall costs for the healthcare system.

The following are SMI’s proposed initial diagnostic potential applications of its spectral imaging technology:

•	EndoSpect™ - EndoSpect™ is proposed as a spectral/hyperspectral imaging endoscope, providing a new way of investigating tissue status during minimally invasive surgery, for the potential earlier detection and diagnosis of cancer and pre-cancerous conditions. SMI has designed a prototype endoscope, using customized components and SMI’s proprietary optics and software, and relying primarily on imaging elastic scattering, that is being assembled and may be used in SMI’s pre-clinical and clinical trials.

•	MelaSpect™ - MelaSpect™ is proposed as a non-invasive device for screening for the potential earlier detection of melanoma (a severe form of skin cancer) by spectral imaging.

•	OxySpect™ - OxySpect™ is proposed as a device for mapping tissue oxygenation by spectral imaging during a broad range of surgical procedures, to potentially assist in assessing tissue status and the effect of the surgical intervention.

Limited clinical trials supported by peer-reviewed federal and state funding previously have been initiated and organized by Dr. Daniel L. Farkas (who subsequently co-founded SMI and became its Chairman of the Board and Chief Scientist). These trials were conducted by investigators associated with two medical centers using spectral imaging devices for the diagnosis of lung cancer (using a bronchoscopy rather than an endoscopy procedure) and melanoma. SMI believes that these devices operated in a satisfactory manner in imaging the targeted tissue in accordance with their design and technical specifications. Researchers not associated with SMI have used a preliminary prototype of the OxySpect™ to map tissue oxygenation in the cerebral cortex of mice, dynamically and with high spatial resolution.

The EndoSpect™, MelaSpect™, and OxySpect™, if successfully developed by SMI, will represent advanced versions of the technologies employed in this earlier work, and will be based on the same underlying principles. Subject to having sufficient financial resources, SMI plans to conduct proof of principle tests using new prototypes for each of the EndoSpect™, MelaSpect™ and OxySpect™ to seek to confirm (i) that these proposed new products can replicate the results generated previously by the devices used in the above clinical and animal trials and (ii) that these proposed products can meet the performance standards established for each of them by SMI.

Technology and Proposed Products

Overview

Light is the richest, most versatile imaging radiation, able to create contrast not only by intensity (as most other imaging methods such as ultrasound, x-rays and PET), but also by several other of its properties such as wavelength, polarization, coherence, lifetime and non-linear effects. The simultaneous acquisition of spectral and topological information from a target is known as spectral imaging. The result is an image “cube,” containing a full spectrum at every point (pixel) in the image, be it microscopic or macroscopic. This spectral signature can be used for image classification, thus enabling the objective and reproducible achievement of a critical step in imaging: segmentation (i.e. differentiating the features of interest). Data quality depends on the wavelength selection method, and SMI has chosen a technology developed originally for satellite reconnaissance: acousto-optic tunable filters (“AOTFs”), with the important features of no moving parts, high spectral resolution (~2nm), high speed (microseconds), and versatility. Working at Carnegie Mellon University, Dr. Daniel L. Farkas and his colleagues did development work on these types of devices for high-resolution optical bioimaging. Dr. Farkas is continuing certain of this work at Cedars-Sinai Medical Center.

SMI’s technology consists of optical imaging methods for medical diagnostics, emphasizing spectral imaging. The ability to obtain detailed spectral information at specific locations in the body in an image allows discrimination of certain features of interest to the physician based on the spectral signatures, and the quantitative location of important differences between normal and abnormal morphology and physiology. Furthermore, SMI’s spectral imaging methods require no contrast agents, being optimized for detection of intrinsic tissue signatures in the body, such as increased size of cellular nuclei, which are believed to be indicative of pre-cancerous conditions and/or cancer. The speed and versatility of SMI’s image acquisition will be achieved by use of AOTFs. This technology is similar to well-established approaches to obtaining information from satellite reconnaissance, physics-based imaging modalities that use the spectral content of the light reflected from objects of interest for analysis and understanding, in SMI’s case, biomedical diagnosis. SMI will seek to develop proprietary devices based upon this technology.

Proposed Products

EndoSpect™

A core theme of biomedical optics/photonics is minimally invasive optical diagnostics and therapeutics. National trends in health care include a growing emphasis on preventive medicine, early diagnosis, reduced invasiveness of procedures and greater reliance on outpatient procedures - in short, an overall reduction in the cost of providing health care. Minimally invasive techniques address such aims in addition to providing significant patient benefits. Current developments in optical technologies are rapidly increasing the technical options available. Moreover, the ongoing growth in use of endoscopes and laparoscopes in medicine makes this theme very timely.

SMI has a completed design for the EndoSpect™, which is SMI’s proposed AOTF-based spectral imaging endoscopy system that incorporates lessons learned and know-how acquired in Dr. Farkas’ previous related work, as well as certain features developed in that work that SMI believes are proprietary to SMI. SMI expects completion and performance testing of the prototype will last at least six months. SMI has acquired the main optical and electronic components for building an EndoSpect™ prototype and is assembling this prototype. The system consists of a complete AOTF wavelength and temporal control device (a white-light generating arc lamp, two custom crystals arranged in series, electrodes delivering amplified radio-frequency (RF)-signals to these for wavelength selection, and RF and synchronization electronics), a control computer with an LCD monitor, and a special optical fiber of a diameter (2 mm external) allowing its use as a daughter endoscope with most commercially available and currently used endoscopes (in their instrument channels) The entire system is transportable, assembled on a typical high-end endoscopy cart.

SMI anticipates that, if required by the Food and Drug Administration (the “FDA”), this prototype then will be tested in pre-clinical model systems (animal experiments), to ascertain its performance in vivo, for detecting epithelial abnormalities associated with precancerous conditions (such as dysplexia) and early cancers, manifested as an increase in the average size of nuclei in cells. SMI plans to conduct these experiments at one of several leading U.S. medical centers that it has preliminarily identified, under Institutional Animal Care and Utilization Committee (“IACUC”)-approved protocols. SMI anticipates that this testing, once initiated, will last at least six months, although the scope of and required time to complete this testing will depend upon the requirements established for this testing by the FDA.

SMI plans to meet with the FDA during 2006 to determine the pre-clinical and clinical testing and the clinical endpoints for the testing that will be required by the FDA for the EndoSpect™ prior to SMI’s submission of a pre-market approval (“PMA”) application to the FDA for marketing approval. SMI currently anticipates that the FDA will require submission of a full PMA application for marketing approval for the EndoSpect™ as a medical device, which may necessitate extensive, costly and time-consuming clinical trials.

If and when the animal experiments are successfully completed, a full clinical trial will be carried out, to be conducted under Institutional Review Board (“IRB”)-approved protocols. The endoscopy system will be upgraded based on the outcome of the animal experiments, for optimized performance. The currently planned organ systems for the clinical studies are the GI system and thereafter the lungs. SMI chose Barrett’s esophagus for its first studies, due to (a) the relative endoscopic accessibility of the esophagus; (b) the clinical and social significance of this disease (estimates of the incidence of Barrett’s esophagus, a condition that can lead to esophageal cancer, range between 800,000 and 2,000,000 cases in the U.S.); and (c) the promising earlier preliminary studies showing single point spectroscopic detection of this disease (as opposed to SMI’s full-imaging approach) with approximately 90% specificity and sensitivity (Georgakoudi, I. and van Dam, Gastrointest Endosc Clin N Am. 2003, 13:297-308). The latter studies, to SMI’s knowledge, are among the very few well-controlled studies of elastic scattering spectroscopy for early detection of cancer. However, SMI believes that the approach taken in those studies is in need of improvement in moving from a point measurement to a full-imaging method, in order to meet clinical diagnostic needs. SMI has preliminarily targeted as the site for a proposed future clinical trial a leading medical institution in Los Angeles, California, which has significant strengths in both these areas, especially in endoscopic/MIS surgery. SMI has not yet commenced formal discussions with this institution to serve as the SMI site.

Finally, product specifications for the EndoSpect™ will be refined in conjunction with seeking FDA approval for its wider clinical use. Its first implementation will be in conjunction with traditional endoscopy, in order to guide biopsies. SMI believes that the subsequent use of the EndoSpect™ may eliminate the need in certain cases for a separate biopsy.

MelaSpect™

The MelaSpect™ product will be technologically similar to the EndoSpect™, in that an AOTF-based spectral selection device will be at the heart of the system. The endoscopic fiber will be replaced with a hand-held imaging probe, providing uniform-intensity spectral illumination of a small (about an inch square) surface of the skin. Since pigmented nevi are known to harbor melanoma, these will be specifically targeted for spectral imaging, using a fast camera synchronized with the wavelength change by the AOTF. This approach to detecting melanoma is completely non-invasive and engenders no discomfort to the patient. The acquisition of the spectral imaging data set is fast (about a second), to minimize patient motion artifacts.

Since no useful animal model of melanoma exists, and since the MelaSpect™ is non-invasive, SMI will ask the FDA to allow SMI to proceed directly to clinical studies, after having completed the building of the MelaSpect prototype. However, there is no assurance that the FDA will not require animal testing before SMI can commence clinical trials of the MelaSpect™. Since the MelaSpect™ is non-invasive, the FDA also may not require the extensive clinical testing generally required to submit a PMA for a medical device. However, there is no assurance that such testing will not be required for the MelaSpect™ by the FDA, and at least one company that is developing a competing device has indicated that it is seeking a PMA and is planning to conduct an extensive clinical trial for its device in addition to a limited clinical trial that it previously conducted.

An alternative implementation of MelaSpect™ may also be tested by SMI, as follows: White light illumination (with conventional light sources or light-emitting diodes) will be coupled to spectral imaging using a detection-side AOTF. SMI believes that this approach may present some advantages that can carry over into other applications requiring advanced spectral imaging of the skin.

OxySpect™

OxySpect™ will also be based on an AOTF imaging system, but both an excitation and an imaging (detection) approach will be employed. The goal is to spectrally image any surgical area of interest, and map, with topological precision, the level of oxygenation at any location in the field of view, based on measuring the oxygen saturation of hemoglobin, a blood component that dominates the blood spectral signature in most wavelength regions of interest.

Dr. Farkas and his collaborators have acquired experience in microscopic imaging measurements of blood oxygenation maps in mice (Shonat et al., Biophys J. 1997, 73:1223-1231), and OxySpect™ is aimed at ultimately moving these types of imaging measurements into operating rooms. The possible applications include intrasurgical detection of tissue oxygenation, mapping of strokes, assessment of wound healing and others.

Intellectual Property

Carnegie Mellon University Patents License

In September 2005, SMI entered into a license agreement with Carnegie Mellon University (“Carnegie Mellon”) under which SMI has become the exclusive worldwide licensee of certain rights under two patents issued to Carnegie Mellon in 1998. Carnegie Mellon’s U.S. Patent No. 5,796,512 covers an optical imaging system with an acousto-optic tunable filter, and Carnegie Mellon’s U.S. Patent No. 5,841,577 covers a light microscope having an acousto-optic tunable filter. The uses licensed to SMI include spectral imaging for all clinical medical applications, including endoscopy and dermoscopy.

Under this agreement, SMI will pay Carnegie Mellon a royalty based on sales of products incorporating Carnegie Mellon’s technology, and SMI issued Carnegie Mellon 152,760 shares of SMI’s common stock.

Elastic Scattering Spectroscopy Patent

SMI owns all of the rights to an invention for a mulispectral imaging system that was assigned to SMI by Dr. Farkas and other co-inventors in November 2004. In December 2004, SMI filed U.S. Patent Application No. 11/026,912 covering a non-invasive technique for the potential early detection of cancer and other abnormal tissues in the field of imaging elastic scattering spectroscopy. SMI plans to file an amendment or continuation-in-part application to this previously filed application to add additional claims. The filing will include a description of certain prior work performed in this field based on the original application by Dr. Daniel Farkas and his colleagues, which SMI does not believe represents prior art that could materially reduce the scope of SMI’s potentially patentable claims. A royalty based on SMI’s net sales of products covered by this patent application will be payable to Dr. Farkas and the other inventors of the system.

SMI also plans to file several U.S. provisional patent applications that will seek patent protection for certain enhancements to its potential products (including enhancements that are being incorporated into SMI’s next generation EndoSpect™ prototype) in areas that may include wavelength domain, polarization, fiber design, illumination methods and software design.

Markets Targeted

SMI intends to focus on the U.S. market as well as certain foreign markets. There is no assurance, however, that the actual markets for SMI’s products will conform to the descriptions provided below.

EndoSpect™

SMI has done no independent marketing research, but published data by an unrelated third party estimate that the total current annual U.S. market for endoscopic imaging diagnostic products is approximately $4 billion for the GI and lung application areas alone. While competing with other diagnostic approaches in endoscopy, SMI is also planning to make the EndoSpect™ available as an add-on to existing advanced endoscopy devices, to increase the ability to detect cancer earlier in exploratory endoscopy and minimally invasive surgery. SMI believes that the EndoSpect™ will address at least a portion of the endoscopic market for GI and lung applications. Additionally, SMI’s current design for EndoSpect™ makes it compatible with a large percentage of existing endoscopes (as a second, “daughter” endoscope working in concert with the main one).

MelaSpect™

Melanoma is a very dangerous form of skin cancer, especially when detected late. Melanoma risk during one’s lifetime has increased from 1:1500 in 1935 to 1:74 in 2000, and is still the fastest growing cancer in the U.S. and worldwide. Survival rates are very strongly dependent on the stage of the diagnosis, ranging for 10-year survival – from 100% for early (stage 0) detection to 3-6% for late (stage IV) detection. Since, in spite of great efforts and expenditures, no significant advances in treatment have occurred within the past 30 years, early detection appears the only effective means at this time of fighting this disease that accounts for only 5% of skin cancers, but for 71% of all skin cancer deaths. At present, dermatologists rely on visual examinations of patients to identify suspicious skin tissues that are candidates for biopsies.

Given the relative simplicity and portability of the planned MelaSpect™, SMI believes that this diagnostic approach may gain acceptance not only in hospitals, but also in private practices, thus providing a potentially significant market. The American Academy of Dermatology alone has 14,000 physician members worldwide (www.aad.org).

OxySpect™

SMI believes that OxySpect™ will be most effectively used in settings that are currently relying on established methods such as pulse oxymetry, microelectrodes and magnetic resonance for quantitation of blood oxygenation. Major application areas for the OxySpect™ potentially could include trauma, neurosciences, surgery and perinatal care. An example of a cancer-related application is discussed below.

The presence and the significance of tumor hypoxia have been recognized since the 1950’s. There is increasing evidence that tumor oxygenation is clinically important in predicting tumor response to radiation, tumor response to chemotherapy, overall prognosis, or all three of these. Hypoxic cells in vitro and in animal tumors in vivo are documented to be three times more resistant to radiation-induced killing compared with aerobic cells (Gray et al, Br. J. Radiol. 26: 638-648, 1953). More recent studies showed that hypoxia may have a profound impact on malignant progression and on responsiveness to therapy (Reynolds et al. Cancer Res. 56: 5754-5757, 1996). Numerous studies on tumor oxygenation have been conducted using microelectrodes (Hockel et al. Cancer Res. 56: 4509-4515, 1996), phosphors (Vinogradov et al. Biophys. J. 70:1609-1617, 1996), electron paramagnetic resonance (O’Hara et al. Radiat. Res 144: 222-229, 195) or magnetic resonance imaging (MRI, Mason et al. Radiat. Res. 152: 239-245, 1999). Comparing needle-based, oxygen-sensitive electrodes or electron paramagnetic resonance and MRI for measuring oxygenation shows that the latter two offer the advantage of facilitating multiple repeated measurements to map oxygenation noninvasively. However, magnets are large and expensive, and the methods are not readily portable. A versatile optical method for monitoring intratumor oxygenation rapidly and noninvasively therefore may be very desirable for tumor prognosis and treatment planning. Near-infrared spectroscopy using pulsed-laser light in the time domain, amplitude-modulated laser light in the frequency domain, and continuous-wave light were developed for blood oxygenation quantification in tissue (reviewed in Delpy et al. Philos. Trans. R. Soc. London B 952:649-659, 1997). Tumor oxygenation in real time has also been recently addressed by near-infrared spectroscopy (Liu et al. Applied Optics, 39: 5231-5243, 2000). SMI plans to develop OxySpect TM to address these same important application areas by spectral-based mapping of oxygenation using non-invasive imaging.

Marketing Through Strategic Alliances

SMI anticipates that the marketing of each of its products will be done by future strategic alliance partners, although there is no assurance that SMI will be able to form such partnerships. SMI has not yet initiated discussions with any third party with respect to a strategic alliance.

Manufacturing

SMI intends to acquire the components for, and assemble and performance test, the limited number of EndoSpect™, MelaSpect™ and OxySpect™ units that it anticipates will be required for the development work on these proposed products. SMI anticipates that the manufacture of commercial supplies of these products will be done by future strategic alliance partners, or SMI may subcontract the manufacture of these products to third-party manufacturing firms. SMI has not yet initiated discussions any third party for the manufacture of any of its products.

Potential Business Relationships

SMI may seek in the future to enter into a strategic collaboration agreement with Gooch & Housego Group (“G&H”) under which G&H would supply SMI on an exclusive basis with custom AOTF systems for SMI’s products. G&H is the largest supplier of acousto-optic products and technologies in the world. However, there is no assurance that G&H will be willing to conduct discussions with SMI covering a strategic alliance or to enter into such an alliance. In the absence of such an alliance, SMI intends to acquire its AOTFs from one or more of the several sources that SMI believes will be available for this purpose, including G&H.

SMI believes that the EndoSpect™ may represent an attractive strategic opportunity for a major endoscope manufacturer. SMI intends to seek a strategic alliance with such an endoscope manufacturer who would provide the commercial manufacturing and marketing of the EndoSpect™ and who may support the clinical development of this product. SMI has not yet commenced discussions with any endoscope manufacturers and plans to initiate these discussions following the completion of pre-clinical development of the EndoSpect™, and there is no assurance that SMI will be successful in consummating a strategic alliance with any endoscope company.

Employees

SMI has four employees, each of whom provides services on a part-time basis. SMI may seek to add more part-time or full-time employees as it expands the scope of its operations.

Competition

SMI’s proposed products are expected to compete with a number of products and technologies that either currently are being utilized or are under development or may be developed by companies, academic medical centers and research institutions. Except for a company named Electro-Optical Sciences, Inc., whose product is described below, SMI is unaware of any competitors that are seeking to use spectral imaging in a manner directly comparable to SMI’s approach to develop directly competing products, although SMI’s knowledge of competitors is derived from and limited to certain publicly available information. SMI has not performed any research to determine if and the extent to which there are competitive products or potential products in the research pipeline. As a result, SMI may be unaware of competitors who have not publicly filed information about their products.

A number of major companies, ranging from optical imaging companies such as Olympus to consumer products companies such as Procter & Gamble, are involved in at least some of the markets that SMI intends to enter. These companies or others like them may develop products that could compete with SMI’s currently proposed products and may compete with SMI for the acquisition of new medical applications using technology in the medical imaging device field. There are also many small start-up companies that are researching and developing new technologies that may compete with SMI’s products. As one example, Super Dimension Ltd., an Israeli company, has announced development of a product based on a new electromagnetic and imaging technology and a new catheter that allows pulmonologists to reach areas of the lungs they could not reach before for earlier and more accurate detection of lung cancer.

There are also small companies using technology similar to SMI’s in related fields, such as Lightlab Imaging, a subsidiary of Goodman, Co. Ltd., a Japanese corporation, which is utilizing optical coherence tomography (OCT) to develop diagnostic imaging technology. Like SMI, Lightlab Imaging is researching and developing spectroscopy and polarization imaging to evaluate the absorption characteristics of tissue. SMI believes that Lightlab currently is focused on cardiovascular applications, such as identifying arterial plaque and differentiating stable from unstable plaque. Although Gooch & Housego Group has not to date marketed medical diagnostic products using optical imaging, this company could elect to enter this field in the future.

Many of the companies that SMI will compete with have substantially greater financial, technical and marketing resources than SMI. Existing or newly developed technologies marketed by third parties may have significant cost or performance advantages compared to the products that SMI is able to develop.

EndoSpect™

Currently, there are several large companies that manufacture, market and distribute endoscopes. These endoscopes are used by physicians to examine tissue status, and to extract sample cells for staining and diagnosis in a laboratory (histological examination). Other currently available technologies that will compete with the EndoSpect™ include without limitation esophageal ultrasound, optical coherence tomography and fluorescence spectroscopy.

SMI is aware of at least one small medical device company, Xillix Technologies, that has developed medical imaging products that combine image-acquiring cameras and consoles into a device that can be attached to a conventional white-light endoscope. To date, the “fluorescence endoscopy systems” produced by Xillix Technologies have been directed towards lung cancer and gastrointestinal (GI) cancer detection.

MelaSpect™

Currently, the most common method of assessing whether a skin lesion may be cancerous is to look at the lesion and, if thought necessary, remove it for histological examination. A number of companies (including Welch Allyn, Heine Optotechnik and 3 Gen, LLC) market dermoscopes, which allow for non-invasive visualization of colors and microstructures of the epidermis not visible to the naked eye, which can be of use in diagnosing melanomas. These existing methods would compete with, or be used in conjunction with, SMI’s Mela Spect™. SMI is aware of a company named Astron Clinica Ltd. that is using an imaging technology that utilizes visible and infrared light to create subsurface skin maps of different skin chromophones to aid in the detection of malignant melanoma. In addition, Astron Clinica Ltd. and Procter & Gamble have announced a partnership to develop new applications for this technology in the cosmetics field.

SMI is also aware of a company named Electro-Optical Sciences, Inc. (“EOS”) that is a medical device company focused on the design and development of a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. A registration statement filed by EOS with the Securities and Exchange Commission states that its MelaFind® product features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. EOS also states that it has conducted a limited prior clinical trial with its device and that it has entered into a binding Protocol Agreement with the FDA to conduct a more extensive pivotal clinical trial (which it intends to commence in 2006) to establish the safety and effectiveness of MelaFind®. EOS appears to have substantially more working capital and other resources than SMI has.

OxySpect™

Currently, the level of oxygenation in tissue is measured using infrared and or other modalities that are not imaging-based. These methods or modalities would compete with SMI’s OxySpect™.

Government Regulation

FDA Regulation

The principal source of government regulation of SMI’s proposed products will be the U. S. Food and Drug Administration (the “FDA”) and comparable foreign regulatory agencies. SMI’s currently proposed products will be classified as medical devices and, as such, will be subject to statutes and regulations governing the research, design, development, preclinical and clinical testing, manufacturing, safety, approval or clearance, labeling, packaging, storage, record keeping, servicing, promotion, import and export, and distribution of medical devices.

Unless an exemption applies, each medical device that SMI desires to commercially distribute in the United States will require either prior pre-market notification or pre-market approval (“PMA”) from the FDA. The FDA classifies medical devices into one of three classes. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are subject to general controls such as labeling, pre-market notification, and adherence to the FDA’s Quality System Regulation (the “QSR”), which is a set of good manufacturing practice requirements promulgated by the FDA governing the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation and servicing of finished medical devices. Class II devices are subject to special controls such as performance standards, post-market surveillance, FDA guidelines, as well as general controls. Some Class I and Class II devices are exempted by regulation from the pre-market notification clearance requirement or the requirement of compliance with certain provisions of the QSR.

Devices are placed in Class III, which requires approval of a PMA application, if insufficient information exists to determine that the application of general controls or special controls are sufficient to provide reasonable assurance of safety and effectiveness, or they are life-sustaining, life-supporting or implantable devices, or the FDA deems these devices to be “not substantially equivalent” either to a previously cleared device or to a “pre-amendment” Class III device in commercial distribution before May 28, 1976, for which PMA applications have not been required. Although SMI has not yet consulted with the FDA, SMI anticipates that EndoSpect™ , Mela Spect™ and OxySpect™ will each be classified by the FDA as a Class III device.

A PMA application must be supported by valid scientific evidence, which typically requires extensive data, including technical, pre-clinical, clinical, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. A PMA application must include, among other things, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling.

The FDA can delay, limit or deny approval of a PMA application for many reasons, including:

•	the device may not be safe or effective to the FDA’s satisfaction;

•	the data from pre-clinical studies and clinical trials may be insufficient to support approval;

•	the manufacturing process or facilities may not meet applicable requirements; and

•	changes in FDA approval policies or adoption of new regulations may require additional data.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device for certain indications. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed while the trials are conducted and the data acquired is submitted in an amendment to the PMA. Even with additional trials, the FDA may not approve the PMA application. The PMA process can be expensive, uncertain and lengthy and a significant number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

Clinical trials generally are required to support a PMA application. These trials generally require submission of an application for an Investigational Device Exemption (“IDE”) to the FDA. An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements.

Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent form are approved by appropriate institutional review boards at the clinical trial sites. The FDA’s approval of an IDE allows clinical testing to go forward but does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and effectiveness, even if the trial meets its intended success criteria. All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for Institutional Review Board (“IRB”) approval and for informed consent.

The commencement or completion of any of SMI’s clinical trials may be delayed or halted, or be inadequate to support approval of a PMA application for numerous reasons, including, but not limited to, the following:

•	the FDA, other regulatory authorities, or an IRB do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	physicians do not comply with trial protocols;

•	patient follow-up is not at the rate we expect;

•	patients experience adverse events;

•	IRBs and third-party clinical investigators may delay or reject our trial protocol;

•	third-party clinical investigators decline to participate in a trial or do not perform a trial on our anticipated schedule or consistent with the clinical trial protocol, the FDA’s Good Clinical Practices or other FDA requirements;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials, or invalidate our clinical trials;

•	changes in governmental regulations or administrative actions; and

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

After a device is approved or cleared and placed in commercial distribution, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;

•	the FDA’s Quality System Regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures;

•	labeling regulations, which prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

•	medical device reporting regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•	corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Food, Drug and Cosmetic Act that may present a risk to health.

Also, the FDA may require SMI to conduct post-market surveillance studies or order SMI to establish and maintain a system for tracking its products through the chain of distribution to the patient level. The FDA enforces regulatory requirements by conducting periodic, unannounced inspections and market surveillance. Inspections may include the manufacturing facilities of its subcontractors. Thus, SMI will need to spend time, money, and effort to maintain compliance.

Failure to comply with applicable regulatory requirements, including those applicable to the conduct of SMI’s clinical trials, can result in enforcement action by the FDA, which may lead to any of the following sanctions:

•	warning letters;

•	fines and civil penalties;

•	unanticipated expenditures;

•	delays in approving or refusal to approve our applications, including supplements;

•	withdrawal of FDA approval;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

SMI’s and its contract manufacturers will also be required to manufacture products in compliance with the requirements set forth in the QSR. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, equipment, purchase and handling of components, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping.

Other U.S. and State Government Regulations

The advertising of SMI’s products will be subject to both FDA and Federal Trade Commission regulations. In addition, the sale and marketing of SMI’s products will be subject to a complex system of federal and state laws and regulations intended to deter, detect, and respond to fraud and abuse in the healthcare system. These laws and regulations restrict and may prohibit pricing, discounting, commissions and other commercial practices that may be typical outside of the healthcare business. In particular, anti-kickback and self-referral laws and regulations will limit SMI’s flexibility in crafting promotional programs and other financial arrangements in connection with the sale of its products and related services, especially with respect to physicians seeking reimbursement through Medicare or Medicaid.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid.

International Regulation

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country from having no regulations to having a pre-market notice or pre-market acceptance. The time required to obtain approval in a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ.

RISK FACTORS

An investment in our common stock is subject to a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this Current Report on Form 8-K and in our other filings with the Securities and Exchange Commission, before deciding whether to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations and business prospects could be materially and adversely affected. In such event, the trading price of our common stock would likely decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

As a development-stage company, we are subject to numerous risks and uncertainties.

SMI is a recently formed development-stage company that has not generated any revenues and, prior to the Merger, the Registrant had not conducted any business operations for several years. As a development-stage company, we face all of the risks and uncertainties normally associated with start-up medical device companies, including developing and implementing a viable business plan, recruiting and retaining qualified and dedicated management and scientific personnel, raising sufficient capital on a timely basis, establishing necessary relationships with manufacturing, medical, scientific or health organizations on acceptable terms, and acquiring or developing the technologies we anticipate we will need.

SMI has incurred operating losses since its inception, and we expect to continue to incur operating losses for the foreseeable future. There is no assurance that we will be able to develop or market products in the future that will generate revenues or that any revenues generated will be sufficient for us to become profitable or thereafter maintain profitability. In the event that our operating losses are greater than anticipated or continue for longer than anticipated, we will need to raise more capital than otherwise planned to continue development of our products and maintain our operations.

We currently do not have, and may never develop, any commercialized products.

We currently do not have any commercialized products or any source of revenues. Our proposed products will be sophisticated spectral imaging systems. We have not completed the development or performance testing of working prototypes of these products and may encounter unanticipated difficulties in completing the development of these systems. We have not yet commenced any pre-clinical or clinical testing of any of our proposed products. Because of the early stage of development of each of our proposed products, we do not know if we will be able to generate data that will support the filing with the FDA of applications for Investigational Device Exemptions (“IDEs”) or applications for pre-market approval (“PMAs”) for these products or the FDA’s approval of such applications.

Our efforts may not lead to commercially successful products for a number of reasons, including:

•	we may not be able to obtain regulatory approvals or the approved indications may be narrower than we seek;

•	our products may not prove to be safe and effective in clinical trials;

•	physicians may not receive any reimbursement from third-party payers, or the level of reimbursement may be insufficient to support widespread adoption of our products;

•	we may experience delays in our development program;

•	any products that are approved may not be accepted in the marketplace by physicians or patients;

•	we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products and will not have adequate financial or other resources to achieve significant commercialization of our products;

•	we may not be able to manufacture our products in commercial quantities or at an acceptable cost; and

•	rapid technological change may make our technology and products obsolete.

We have not received, and may never receive, FDA approval to market our products.

Each of our proposed products will require approval of the FDA before it can be marketed in the U.S. and, although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our products in other countries. The process for filing and obtaining FDA approval to market therapeutic or diagnostic products is both time-consuming and costly, with no certainty of a successful outcome. FDA approval may take years after a PMA application is filed, and the FDA may never grant approval.

The FDA approval process includes the conduct of extensive clinical testing, which may take longer or cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols, unexpected adverse reactions by patients in the trials to our products, and changes in the FDA’s requirements for our testing during the course of that testing. We are not aware of any other spectral imaging system employing a technology similar to ours that has been approved by the FDA, nor have we yet met with the FDA to determine what pre-clinical or clinical testing will be required for the EndoSpect™, the MelaSpect™ or any of our other proposed products before we may seek FDA approval to market these products. We may also encounter unexpected safety, efficacy, manufacturing or other FDA related issues as we seek to obtain marketing approval for spectral imaging-based products from the FDA, and there is no assurance that we will be able to obtain approval from the FDA or any foreign governmental agency for marketing of any of our products.

Before submitting a PMA application for any of our products, we must successfully complete a pivotal clinical trial to demonstrate that the product is safe and effective. Product development, including clinical trials, is a long, expensive and uncertain process, and is subject to delays and failure at any stage. Furthermore, the data obtained from the trial may be inadequate to support approval of a PMA application. Furthermore, FDA approval of a Protocol Agreement does not mean that the FDA will consider the data gathered in the trial sufficient to support approval of a PMA application, even if the trial’s intended endpoints are achieved. There may be unexpected findings, particularly those that may only become evident from the larger scale of the pivotal clinical trial, as compared with the smaller scale tests done to date. The data obtained in the pivotal trial may not be sufficient to support the anticipated indication for use, and may not support a more limited indication for use. The occurrence of unexpected findings in connection with the pivotal trial or any subsequent clinical trial required by the FDA may prevent or delay obtaining PMA approval, and may adversely affect coverage or reimbursement determinations. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or even years while the trials are conducted and the data acquired are submitted in an amendment to the PMA. If we are unable to complete the clinical trials necessary to successfully support a PMA application, our ability to commercialize our products and our business, financial condition, and results of operations would be materially adversely affected, thereby threatening our ability to continue operations.

Our products may encounter uncertain development paths and markets.

Our products will represent new diagnostic approaches for existing disease conditions. The scientific theory that cells with enlarged nuclei (which we believe our technology when fully developed will be able to reliably detect) are likely to be pre-malignant or malignant is a relatively new one that may not yet be fully accepted by the medical community. Widespread use of our proposed products, even if approved by the FDA, will be dependant upon broad acceptance in the medical community of this theory.

There is no assurance that the approaches offered by our products will gain broad acceptance among doctors or patients or that governmental agencies or third party medical insurers will be willing to provide reimbursement coverage for our products. Moreover, we do not have internal marketing data research resources, and we have not yet independently verified the potential size of the commercial markets for any of our proposed products. Since our proposed products will represent new approaches to diagnosing various diseases, it may be difficult, in any event, to accurately estimate the potential revenues from these proposed products, as there currently are no directly comparable products being marketed.

Even if our products are approved by the FDA, they may be approved only for narrow indications.

Even if approved by the FDA, our products may not be approved for the indications that are necessary or desirable for successful commercialization. If we wish to modify our products after receiving FDA approval, including changes in indications or other modifications that could affect safety and effectiveness, additional approvals could be required from the FDA. We may be required to submit extensive pre-clinical and clinical data, depending on the nature of the changes. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies, could delay the commercialization of our products and require us to make substantial additional research, development and other expenditures.

We may be unable to obtain the additional capital that we need to continue our business operations.

We will require additional capital to complete the research and development of EndoSpect™ , MelaSpect™ and OxySpect™ and to expand the scope of our operations (including employing senior executives and additional support personnel on a full-time basis), and to acquire and develop any new products that may become available to us.

We have not identified the sources for the additional financing that we will require, and we do not, at this time, have commitments from any third parties to provide this financing. There is no assurance that sufficient funding will be available to us on acceptable terms or at all. If we are unable to obtain sufficient financing on a timely basis, the development of our proposed products could be delayed and we could be forced to reduce the scope of our clinical trials or otherwise limit or terminate our operations altogether. We could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own, or we could be required to grant a lender a security interest in our assets. If we raise additional funds by issuing equity securities, our then-existing stockholders will experience ownership dilution, could experience declines in our share price and the terms of any new equity securities may have preferences over our common stock.

There is no assurance that we will be able to establish and maintain adequate contractual arrangements with third parties for the development, manufacture and marketing of our products.

Our business model calls for the outsourcing of the clinical development and manufacturing and marketing of our proposed products in order to reduce our capital and infrastructure costs as a means of potentially improving the profitability of these products for us. Consistent with our business model, we do not expect to have the financial and other resources to manage by ourselves the conduct of the clinical trials for our proposed products or to manufacture or market them.

We will seek to enter into strategic alliances with larger specialized companies to manufacture and market our products. However, we may utilize contract manufacturers to manufacture our clinical supplies of product or even our commercial supplies. We may contract with independent sales and marketing firms to use their sales force on a contract basis. We have not yet identified or entered into discussions with any company for any strategic alliances or other licensing or contract arrangements covering the manufacture or marketing of any of our proposed products, and we may be unable to do so.

To the extent that we rely on other companies to manufacture or market our products, we will be dependent on the timeliness and effectiveness of their efforts. If a manufacturer of the raw material or finished product for our clinical trials is unable to meet our time schedules or cost parameters, the timing of our clinical trials and development of our products may be adversely affected. Any manufacturer that we select may encounter difficulties in scaling-up the manufacture of new products in commercial quantities, including, without limitation, problems involving quality control, adequacy of control procedures and policies, compliance with FDA regulations and the need for further FDA approval of any new manufacturing processes and facilities. Should our manufacturing or marketing company encounter regulatory problems with the FDA, FDA approval of our products could be delayed or the marketing of our products could be suspended or otherwise adversely affected. Also, third-party manufacturers may inadvertently produce devices that vary from our approved products in unpredictable ways that cause adverse financial consequences.

Components for our proposed products may be available only from one or a limited number of suppliers, which could make the manufacture of these products more costly or impossible. For example, the customized AOTF component of the EndoSpect™ is currently available, to our knowledge, from only one supplier, a subsidiary of Gooch & Housego Group. There is no assurance that we will be able to enter into a supply agreement with that company.

We will need to contract with third parties in order to sell our products. To the extent that we enter into arrangements with third parties to perform marketing services, our revenues could be lower and our costs higher than if we directly marketed our products.

We will depend on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

We will rely on clinical investigators and clinical sites, some of which may be private practices, and some of which will be research university or government-affiliated, to enroll patients in our clinical trials. We will rely on: pathologists and pathology laboratories; a contract research organization to assist in monitoring, collection of data, and ensuring FDA Good Clinical Practices are observed at our sites; and other third parties to manage the trials and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites and other third parties may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, or if the clinical sites fail to comply adequately with the clinical protocols, we will be unable to complete these trials, which could prevent us from obtaining regulatory approvals for our products. Our agreements with clinical investigators and clinical sites for clinical testing will place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain are compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trials may be extended, delayed or terminated, and we may be unable to obtain regulatory approval for, or successfully commercialize, our products.

In addition to the foregoing, our clinical trials may be delayed or halted, or be inadequate to support approval of our PMA applications, for numerous other reasons, including, but not limited to, the following:

•	the FDA, an Institutional Review Board, or other regulatory authorities place our clinical trials on hold;

•	patients do not enroll in clinical trials at the rate we expect;

•	patient follow-up is not at the rate we expect;

•	third-party clinical investigators delay or reject our trial protocol;

•	third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	regulatory inspections of our clinical trials or manufacturing facilities, among other things, require us to undertake corrective action or suspend or terminate our clinical trials, or invalidate our clinical trials;

•	changes in governmental regulations or administrative actions; and

•	the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness.

Our products may not be commercially viable if we fail to obtain an adequate level of reimbursement by Medicare, Medicaid and other third-party payers.

The availability of medical insurance coverage and reimbursement for newly approved medical devices is uncertain. Our ability to successfully penetrate the market for our products is likely to depend significantly on the availability of reimbursement for our products from third-party payers, such as Medicare, Medicaid, other governmental agencies, private insurers and private health plans. We cannot predict whether levels of reimbursement for our products, if any, will be high enough to allow the price of our products to include a reasonable profit margin.

Even with FDA approval, we expect to experience various pricing pressures in connection with the commercialization of our products. Third-party payers may deny reimbursement if the payer determines that our particular new products are unnecessary, inappropriate or not cost effective. Third-party payers are increasingly attempting to contain healthcare costs by limiting both the scope of coverage and the level of reimbursement of new medical devices and, as a result, they may not cover or provide adequate payment for the use of our products. If patients are not entitled to receive reimbursements similar to reimbursements for competing products, they may be unwilling to use our products since they will have to pay for the unreimbursed amounts. If levels of reimbursement are decreased in the future, the demand for our products could diminish or our ability to sell our products on a profitable basis could be adversely affected.

Our products may never achieve market acceptance even if we obtain regulatory approvals.

Even if we obtain all required regulatory approvals for our products, physicians may not endorse our products. Physicians tend to be slow to change their diagnostic and medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Physicians may not utilize our products until there is long-term clinical evidence to convince them to alter their existing methods of diagnosis and there are recommendations from prominent physicians that our products are effective. We cannot predict the speed at which physicians may adopt the use of our products.

The degree of market acceptance of our products will depend on a number of factors, including:

•	perceived effectiveness of the products;

•	convenience of use;

•	cost of the use of our products;

•	availability and adequacy of third-party coverage or reimbursement;

•	approved indications and product labeling;

•	publicity concerning our products or competitive products;

•	potential advantages over alternative diagnostic methodologies;

•	introduction and acceptance of competing products or technologies; and

•	extent and success of our sales, marketing and distribution efforts.

Any of the foregoing factors, or other currently unforeseen factors, could limit or detract from market acceptance of our products, which would have a material adverse effect on our business, financial condition and results of operations.

We will not be able to sell our products unless and until their design is verified and validated in accordance with current good manufacturing practices as set forth in the U.S. medical device Quality System Regulation.

Assuming that regulatory approval of our products is granted, the approval may be subject to limitations on the indicated uses for which the products may be marketed, or may contain requirements for costly post-marketing testing and surveillance to monitor the safety or effectiveness of the devices. Later discovery of previously unknown problems with our products, including manufacturing problems, or failure to comply with regulatory requirements such as the Quality System Regulation (a set of current good manufacturing practice requirements put forth by the FDA which govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation and servicing of finished devices), may result in restrictions on our products or their manufacturing processes, withdrawal of our products from the market, patient or physician notification, voluntary or mandatory recalls, fines, withdrawal of regulatory approvals, refusal to approve pending applications or supplements to approved applications, refusal to permit the import or export of our products, product seizures, injunctions or the imposition of civil or criminal penalties. Should any of these enforcement actions occur, our business, financial condition and results of operations could be materially and adversely affected.

Failure to obtain and maintain regulatory approval in foreign jurisdictions would prevent us from marketing abroad.

Following commercialization of our products in the United States, we may attempt to market our products internationally. Outside the United States, we can market a product only if we receive a marketing authorization and, in some cases, pricing approval, from the appropriate regulatory authorities. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval, in addition to other risks. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We have not taken any significant actions to obtain foreign regulatory approvals. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market on a timely basis, or at all. Our inability or failure to comply with varying foreign regulation, or the imposition of new regulations, could restrict our sale of products internationally.

We may be unable to compete effectively in a highly competitive market.

The medical diagnostic device industry is characterized by intense competition and rapid and significant technological changes and advancements. We believe that other companies, research institutions and universities are doing research and development work in the same spectral imaging area on which we are focused and that many additional companies, research institutions and universities are doing research and development work in a number of similar areas. For example, Electro-Optical Sciences, Inc. is a medical device company focused on the design and development of a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. The development work by these entities that could lead to new products that are substantially similar to our proposed products or which could otherwise directly compete with ours. Furthermore, many companies are engaged in the sale of existing medical diagnostic products that are or will be competitive with our proposed products, including, without limitation, esophageal ultrasound, optical coherence tomography and fluorescence spectroscopy for the diagnosis of various GI and other cancer conditions, and polarization for the diagnosis of melanoma and spectroscopy and optical imaging for the mapping of tissue oxygenation. Most of the companies with which we compete have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have.

We expect technological developments in the medical diagnostic field to occur at a rapid rate, and we believe competition will intensify as advances in this field are made. Accordingly, we will be required to continue to devote substantial resources and efforts to research and development activities in order to potentially achieve and maintain a competitive position in this field. Products that we develop may become obsolete before we are able to recover a significant portion of our research and development expenses. We will be competing with respect to our proposed products with companies that have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved diagnostic products and obtaining regulatory approvals of such products. Some of these companies already market and may be in advanced phases of clinical testing of various medical diagnostic devices that may compete with our proposed products.

Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed, some of which may be directly competitive with our proposed products. In addition, these institutions, along with specialized medical diagnostic device companies, can be expected to compete with us in recruiting qualified scientific personnel.

We have limited patent protection; our patent applications may be rejected; and we may not be able to protect our patents and proprietary rights. We may also become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from shipping affected products, require us to obtain licenses from third parties or develop non-infringing alternative products, and subject us to substantial monetary damages and injunctive relief.

Our ability to compete successfully will depend, in part, on our ability to defend patents that have been issued, obtain new patents, protect trade secrets and operate without infringing the proprietary rights of others. We have relied substantially on the patent legal work that was performed for our assignors and licensors and have not independently verified the validity or any other aspects of the patents or patent applications in which SMI has rights. Furthermore, at this time, we have chosen not to use our limited resources to determine whether or not our proposed products are covered by additional patents owned by third parties. Therefore, it is possible that some aspects of SMI’s proposed products are covered by third-party patents and that we are infringing the intellectual property rights of third parties.

Certain early work on our technology by Dr. Farkas and his colleagues was funded with federal and state agency grants. During the course of developing our technology, Dr. Farkas was employed at Carnegie Mellon University and is now employed by Cedars-Sinai Medical Center. Although no agency or institution has to date asserted an ownership claim to our technology, and Carnegie Mellon University and Cedars-Sinai have acknowledged our ownership of the invention by Dr. Farkas and his co-inventors for a multispectral imaging system, such claims could arise in the future, particularly with respect to claims that could be made by Cedars-Sinai as to future intellectual property developed by Dr. Farkas.

We have recently filed a patent application with the United States Patent and Trademark Office covering certain aspects of our multispectral imaging technology. We have not yet received any results of that agency’s review of our application, and there is no assurance that we will be successful in obtaining commercially significant or any patent coverage for this invention. Even when we have obtained patent protection for our products, there is no guarantee that the coverage of these patents will be sufficiently broad to protect us from competitors or that we will be able to enforce our patents against potential infringers. Patent litigation is expensive, and we may not be able to afford the costs. Third parties could also assert that our products infringe patents or other proprietary rights they hold.

If a third party’s patents were upheld as valid and enforceable and we were found to infringe, we could be prohibited from selling our product that is found to infringe unless we could obtain a license to use the technology covered by the patent or are able to design around the patent. We may be unable to obtain a license on terms acceptable to us, if at all, and we may not be able to redesign our products to avoid infringement. A court could also order us to pay compensatory damages for such infringement, plus prejudgment interest and could, in addition, treble the compensatory damages and award attorneys’ fees. These damages could be substantial and could harm our reputation, business, financial condition and operating results. A court also could enter orders that temporarily, preliminarily or permanently enjoin us and our customers from making, using, selling, offering to sell or importing our products and/or could enter an order mandating that we undertake certain remedial activities. Depending on the nature of the relief ordered by the court, we could become liable for additional damages to third parties.

We will attempt to protect our proprietary information as trade secrets through nondisclosure agreements with each of our employees, licensing partners, consultants, agents and other organizations to which we disclose our proprietary information. There is no assurance, however, that these agreements will provide effective protection for our proprietary information in the event of unauthorized use or disclosure of such information. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage.

We face the risk of product liability claims and may not be able to obtain or maintain adequate insurance.

The development and sale of medical diagnostic device products expose us to the risk of significant damages from product liability claims. We may be subject to product liability claims if one of our products causes, or merely appears to have caused, an injury or if a patient alleges that the product failed to provide appropriate diagnostic information. Claims may be made by patients, healthcare providers or others involved with our products.

We may be subject to claims against us even if the apparent injury is due to the actions of others. For example, we will rely on the expertise of physicians, nurses and other associated medical personnel to operate our products. If these medical personnel are not properly trained or are negligent, we may be subjected to liability. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers, or result in reduced acceptance of our products in the market.

We plan to maintain product liability insurance for coverage of our clinical trial activities. We intend to obtain coverage for our products when they enter the marketplace (as well as requiring the manufacturers of our products to maintain insurance), but we do not know if it will be available to us at acceptable costs, at acceptable coverage levels or with other acceptable coverage terms. If the cost is too high, we will have to self-insure, and we may have inadequate financial resources to pay the costs of any claims. A successful claim in excess of our products liability coverage could have a material adverse effect on our business, financial condition and results of operations. The costs for many forms of liability insurance have risen substantially in recent years, and such costs may continue to increase in the future, which could materially impact our costs for clinical or product liability insurance.

We may not be able to retain our key personnel, and we may be unable to attract and retain new key employees.

We are highly dependent on certain of our officers and directors with specialized scientific and managerial skills, including in particular Dr. Daniel L. Farkas, our Chairman of the Board. Although we have an agreement with Dr. Farkas, under which he serves as our Chairman of the Board on a part-time basis, we do not carry key-man insurance on his life. We may seek to obtain key-man insurance on Dr. Farkas’s life, although there is no assurance that we will be able to obtain such insurance on attractive terms or at all. There is also no assurance that Dr. Farkas will not elect in the future to terminate his business relationship with us.

We believe that our existing management team will be able to effectively manage our present operations, although each member works for us only on a part-time basis. As we expand the scope of our operations, however, we will need to obtain the full-time services of additional senior scientific and management personnel. Competition for these personnel is intense, and there is no assurance that we will be able to attract or retain qualified senior personnel. If we fail to identify, attract, retain and motivate these personnel, we may be unable to continue our development and commercialization activities. Also, as we retain full-time senior personnel, our overhead expenses for salaries and related items will increase substantially from current levels.

Assuming that our products are approved by regulatory authorities, if we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated problems with our products, they could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continuous review and periodic inspections by the FDA and other regulatory bodies. In particular, we and our suppliers are required to comply with the FDA’s Quality System Regulation and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage, promotion, distribution, and shipping of our products, and with record keeping practices. We also will be subject to ongoing FDA requirements, including required submissions of safety and other post-market information and reports and registration and listing requirements.

To the extent that we contract with third parties to manufacture our products, our manufacturers will be required to adhere to current Good Manufacturing Practices requirements enforced by the FDA as part of the Quality System Regulation, or similar regulations required by regulatory agencies in other countries. The manufacturing facilities of our contract manufacturers must be inspected or must have been inspected, and must be in full compliance with Good Manufacturing Practices requirements before approval for marketing. The FDA enforces the Quality System Regulation and other regulatory requirements through unannounced inspections.

There is no assurance that the future interpretations of legal requirements made by the FDA or other regulatory bodies with possible retroactive effect, or the adoption of new requirements or policies, will not adversely affect us. We may be slow to adapt, or may not be able to adapt to these changes or new requirements. Failure by us or one of our suppliers to comply with statutes and regulations administered by the FDA and other regulatory bodies, or failure to take adequate response to any observations, could result in, among other things, any of the following actions:

•	warning letters;

•	fines and civil penalties;

•	unanticipated expenditures;

•	delays in approving or refusal to approve our products;

•	withdrawal of approval by the FDA or other regulatory bodies;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer.

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies.

From time to time, legislation is introduced in the U.S. Congress that could significantly change the statutory provisions governing the approval, manufacture and marketing of a medical device. Additionally, healthcare is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including our business and our products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) the Centers for Medicare & Medicaid Services, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General, which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the Office of Inspector General to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA as a medical device manufacturer, we are subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

•	billing for services;

•	quality of medical equipment and services;

•	confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

•	false claims; and

•	labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

We must comply with complex statutes prohibiting fraud and abuse, and both we and physicians utilizing our products could be subject to significant penalties for noncompliance.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the Civil False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs; and the Civil Monetary Penalties Law, which authorizes the Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to eliminate waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on our liquidity and financial condition. An investigation into the use of our products by physicians may dissuade physicians from either purchasing or using our products and could have a material adverse effect on our ability to commercialize our products.

We are subject to the liabilities incurred by the Registrant during the period prior to the Merger.

Although the Registrant represented to SMI in the Merger Agreement that it had only nominal liabilities, SMI performed limited due diligence to confirm the financial condition and legal status of the Registrant. Should the Registrant have material undisclosed liabilities or contingent liabilities for the period prior to the Merger, we will have only limited recourse against the prior principal stockholder of the Registrant for any resulting damages.

The costs and burdens of being a public company may adversely affect our operations.

SMI will face substantially increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. We will be required to comply with all of the filing and regulatory obligations imposed by the Securities and Exchange Commission, by certain state securities commissions, and by the stock market, if any, on which our common stock is listed. These filing and regulatory obligations include all of the quarterly, annual and other periodic filings that we will have to make with the SEC and our compliance with the Sarbanes-Oxley Act of 2002. Compliance with all securities and regulatory filings will be costly, burdensome and time-consuming. The financial costs of being a public company are significant and could limit the amount of funds that we have available for developing our products and implementing our business plan. Also, the administrative burdens on our employees of being a public company are expected to be significant.

Our financial results for future periods may be adversely affected by changes required by financial and accounting regulatory agencies.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States, which are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

For example, we have not previously been required to record stock-based compensation charges if an employee’s stock option exercise price is equal to or exceeds the fair value of our common stock at the date of grant. However, new FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FASB Statement No. 123R), requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. Awards to most non-employee directors will be accounted for as employee awards. All public companies must use either the modified prospective or the modified retrospective transition method. Under the modified prospective method, awards that are granted, modified, or settled after the date of adoption should be measured and accounted for in accordance with FASB Statement No. 123R. Under the modified retrospective method, the previously-reported amounts are restated to either the beginning of the year of adoption or for all periods presented. This new accounting requirement is likely to cause our operating expenses and reported losses to increase.

RISKS RELATED TO OUR COMMON STOCK

An active trading market for our common stock may never develop, which may make it difficult for you to sell your shares at an adequate price or at all.

The Registrant’s common stock is not currently listed or traded on any public market, and there has not been a meaningful market for such common stock during the past several years. Although we will seek to have our common stock be eligible for quotation on the NASD OTC Bulletin Board, there is no assurance that we will be successful in having our shares so listed. Even if our common stock becomes eligible for quotation on the NASD OTC Bulletin Board, there is no assurance that a regular and established market will be developed and maintained. There can also be no assurance as to the depth or liquidity of any market for our common stock or the prices at which stockholders may be able to sell their shares.

Our stock price probably will be volatile.

Assuming that a trading market in our common stock develops, our stock price probably will be volatile. The stock market in general and the market for medical technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above your purchase price. The following factors, in addition to other risk factors described in this Current Report on Form 8-K and general market and economic conditions, may have a significant impact on the market price of our common stock:

•	results of our research and development efforts and our clinical trials;

•	the timing of regulatory approval for our products;

•	failure of any of our products, if approved, to achieve commercial success;

•	the announcement of new products or product enhancements by us or our competitors;

•	regulatory developments in the U.S. and foreign countries;

•	ability to manufacture our products to commercial standards;

•	developments concerning our clinical collaborators, suppliers or marketing partners;

•	changes in financial estimates or recommendations by securities analysts;

•	developments or disputes concerning patents or other intellectual property rights;

•	product liability claims and litigation against us or our competitors;

•	the departure of key personnel;

•	the strength of our balance sheet;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of third-party reimbursement in the U.S. and other countries;

•	changes in accounting principles or practices;

•	general economic, industry and market conditions; and

•	future sales of our common stock.

A decline in the market price of our common stock may adversely impact our ability to attract and retain employees and raise capital. In addition, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly. Whether or not meritorious, litigation brought against us could result in substantial costs and could divert the time and attention of our management. Our insurance to cover claims of this sort may not be adequate.

You may have difficulty selling shares of our common stock if they are deemed “penny stocks.”

Since our common stock is not listed on the Nasdaq Stock Market or a stock exchange, if the trading price of our common stock is below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq or non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Broker-dealers who sell penny stocks to their established customers must deliver a disclosure schedule explaining the penny stock market and the risks associated with investing in penny stocks prior to any transaction. Additional restrictions apply to broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Broker-dealers may be discouraged from dealing with our common stock if they have to bear these additional burdens, which could severely limit the market liquidity of the common stock and the ability of our stockholders to sell it.

Concentration of ownership among our directors, executive officers, and founding stockholders may prevent new investors from influencing significant corporate decisions.

As of January 31, 2006, our directors, executive officers and other founders of SMI beneficially owned approximately 72% of our outstanding common stock, and certain of these persons hold options and warrants to purchase additional shares of our common stock. As a result, these stockholders, subject to any fiduciary duties owed to our other stockholders under Delaware law, will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons may have interests that are different from the interests of other stockholders. For example, stockholders who are officers or directors may support compensation proposals with which other stockholders disagree. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

The exercise of outstanding stock options and warrants will dilute the ownership interests of our existing stockholders and could cause our stock price to decline.

There are currently outstanding stock options and warrants entitling the holders to purchase 2,028,887 shares of our common stock, including a number of options granted to directors and officers. These options and warrants have exercise prices ranging from $.15 per share to $2.50 per share. It is likely that many of the holders of these options and warrants will exercise and sell shares of our common stock when the market price exceeds their exercise price, even if the market price is substantially less than you paid for your stock. Substantial option and warrant exercises and subsequent stock sales by our option and warrant holders will significantly dilute the ownership interests of our existing stockholders and could cause our stock price to decline.

Future sales of common stock by our existing stockholders and option and warrant holders could cause our stock price to decline.

The Registrant has agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register the resale of 11,125,490 shares of the Registrant’s common stock, which includes (i) all of the shares of the Registrant’s common stock that were issued to all of the SMI shareholders in the Merger, (ii) all of the shares that are issuable upon the exercise of the SMI warrants and options that were exchanged in the Merger for warrants and options to purchase shares of the Registrant’s common stock, and (iii) all of the shares of the Registrant’s common stock owned by William C. Patridge (the Registrant’s founder) and any of his assignees.

The registration statement must be filed by May 1, 2006. After the registration statement is declared effective by the SEC, the holders of the shares that are covered by the registration statement will be entitled to sell their shares in the public market. We also intend to file a registration statement on Form S-8 for the 1,000,000 shares of common stock that are issuable under our Equity Incentive Plan, and shares issued under that plan will be freely tradeable as soon as the registration statement is filed with the SEC.

The release into the public market of a large number of freely tradable shares could cause the market price of our common stock to decline. The perception among investors that these sales may occur could produce the same adverse effect on our market price.

To our knowledge, approximately 775,000 shares of the common stock that were held by the stockholders of the Registrant prior to the Merger are currently eligible for sale in the public market in accordance with the volume, manner of sale and other limitations of Rule 144 under the Securities Act of 1933.

The decision by our Board of Directors to issue additional common stock or preferred stock could dilute existing stockholders.

We are currently authorized to issue up to 25,000,000 shares of common stock. To the extent that common shares are available for issuance, our Board of Directors has the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future will reduce the proportionate ownership and voting power of our outstanding common stock.

We are also authorized to issue up to 1,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Such designation of new series of preferred stock may be made without stockholder approval and could create additional securities which would have dividend and liquidation preferences over our common stock. Preferred stockholders could adversely affect the rights of holders of common stock by:

•	exercising voting, redemption and conversion rights to the detriment of the holders of common stock;

•	receiving preferences over the holders of common stock or surplus funds in the event of our dissolution or liquidation;

•	delaying, deferring or preventing a change in control of our company, which change of control could be at a substantial premium to the then-current market price of our stock; and

•	discouraging bids for our common stock.

We do not plan to pay any cash dividends on our common stock.

We do not plan to pay any cash dividends on our common stock in the foreseeable future. Any decision to pay dividends is within the discretion of the Board of Directors and will depend upon our profitability at the time, cash available and other factors. As a result, there is no assurance that there will ever be any cash dividends or other distributions on our common stock.

Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of our stock.

Section 203 of the Delaware General Corporation Law generally limits our ability to engage in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirors at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Registrant has not conducted any business operations since approximately 1994.

SMI’s Plan of Operation

SMI is a development stage company that will seek to develop imaging devices with medical diagnostic applications based upon SMI’s technology related to spectral optical imaging. Since its inception on February 25, 2004, SMI has been primarily engaged in the acquisition of certain intellectual property related to, and the design of, these potential products and the assembly of a prototype for one of these products and has not generated any revenues. As a result, SMI has incurred operating losses, and as of September 30, 2005, SMI had an accumulated deficit of $196,141. SMI expects to incur significant research, development and administrative expenses before any of its products can be launched and revenues generated.

For additional information about SMI’s plan of business operation, see the above section entitled “Description of Business.”

Revenues

For the period from February 25, 2004 (date of inception) to December 31, 2004, and for the nine months ended September 30, 2005, respectively, SMI had no revenues.

Operating Expenses

Operating expenses for the period from February 25, 2004 (date of inception) to December 31, 2004 and for the nine months ended September 30, 2005 were $6,219 and $31,640, respectively, while research and development expenses for the period from February 25, 2004 (date of inception) to December 31, 2004 and for the nine months ended September 30, 2005 were $5,522 and $152,760, respectively.

Liquidity and Capital Resources

As of September 30, 2005, SMI had positive working capital of $35,450 but, as a result of the completion of a private placement of securities on January 30, 2006, SMI had pro forma working capital of approximately $1.4 million as of September 30, 2005. SMI will require substantial additional capital to meet its current operating needs and to carry out its business plan. SMI believes that the net proceeds from the January 2006 private placement will be sufficient to meet its capital requirements for carrying out its business plan over approximately the next twelve months, although there is no assurance that such proceeds will be sufficient for this purpose. See “Risk Factors” for additional information regarding our need for capital.

DESCRIPTION OF PROPERTY

As of the effective date of the Merger, the Registrant did not lease or own any real property. The Registrant’s office-related services were provided without charge by its Chief Executive Officer.

From its inception on February 25, 2004, SMI used on a rent-free basis office space provided by one of its shareholders. On September 1, 2005, SMI began renting on a month-to-month basis approximately 400 square feet of space at 8797 Beverly Boulevard, Suite 310, Los Angeles, California 90048. SMI conducts its administrative as well as certain research and development activities at this facility. The monthly rental payments currently are $1,250.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2006 by (i) each person who is known by us to own beneficially more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all executive officers and directors of a group. The number of shares and the percentage of shares beneficially owned by each such person or group, as set forth below, include shares of common stock that such person or group had the right to acquire on or within 60 days after January 31, 2006 pursuant to the exercise of vested and exercisable options or warrants, but such shares are not deemed to be outstanding for purposes of computing the ownership percentage of any other person or group. References to options or warrants in the footnotes to the table below include only options or warrants to purchase shares that were exercisable on or within 60 days after January 31 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percentage of Class
Daniel L. Farkas, Ph.D. (2)	2,163,523	23.1%

David Wohlberg (3)	247,869	2.6%

C. Kirk Peacock (4)	41,819	*

Sanford J. Hillsberg (5)	1,974,350	21.0%

Rudolph Nisi, M.D.	387,000	4.1%

Jacek Rozga, M.D., Ph.D. (4)	25,091	*

Manfred Mosk, Ph.D.	2,147,850	22.9%

William C. Patridge	500,000	5.3%

All executive officers and directors as a group (6 persons)	4,839,662	50.3%

*	Less than 1%.

(1)	The address of each of the persons shown, except Mr. Patridge, is c/o SMI, 8797 Beverly Boulevard, Suite 310, Los Angeles, California 90048. The address for Mr. Patridge is 295 East Main Street, Suite 1, Ashland, Oregon 97520.

(2)	Includes 9,223 shares subject to exercisable options.

(3)	Includes 160,479 shares subject to exercisable options

(4)	All of the shares shown are subject to exercisable options.

(5)	Includes 10,000 shares subject to exercisable warrants. Excludes 190,950 shares owned beneficially by Troy & Gould Professional Corporation, of which Mr. Hillsberg is a member.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The name, age and business experience of each of the Registrant’s executive officers and directors as of the date of this Current Report on Form 8-K are described below. Each such person became an executive officer and/or director of the Registrant upon the closing of the Merger on January 31, 2006. Each director will hold office until his successor is elected at an annual meeting of stockholders or until his earlier death, resignation or removal from office.

Name	Age	Position
Daniel L. Farkas, Ph.D.	54	Chairman of the Board of Directors

David Wohlberg	52	President, Chief Operating Officer and Director

C. Kirk Peacock	37	Chief Financial Officer

Sanford J. Hillsberg	57	Secretary and Director

Rudolf Nisi, M.D.	72	Director

Jacek Rozga, M.D., Ph.D.	56	Director

*	The Registrant’s Chairman of the Board and Secretary are not executive officers of the Registrant.

Daniel L. Farkas, Ph.D. Dr. Farkas is a co-founder of SMI and has served as its Chairman of the Board of Directors on a part-time basis since its inception in 2004. He has been Vice Chairman and Professor in the Department of Surgery, and Director, Minimally Invasive Surgical Technologies Institute at the Cedars-Sinai Medical Center in Los Angeles, California and Adjunct Professor of Robotics at Carnegie Mellon University since 2002. From 1992 to 2002 Dr. Farkas was Associate Director and then Director of the Center for Light Microscope Imaging and Biotechnology at Carnegie Mellon University, a National Science and Technology Center that won the Smithsonian Award for Science in 1996. Prior experience also includes Professor of Bioengineering and Pathology and Director of the BioImaging Laboratories at the University of Pittsburgh and core faculty positions in the McGowan Institute for Regenerative Medicine and the University of Pittsburgh Cancer Institute. Dr. Farkas was trained in Theoretical Physics in Eastern Europe, and holds a Ph.D. in Biophysics and Biochemistry from the Weizmann Institute in Israel, where he received a number of honors, including the Yashinsky Outstanding Student Prize, EMBO and UNESCO fellowships, and Aharon Katchalsky-Katzir Award. He came to the United States as a Fulbright scholar (also holding a Dr. Chaim Weizmann fellowship) and was also a

Fulbright lecturer at the University of California, Berkeley. His work in bioimaging and biophotonics has been described in more than 100 publications and supported by more than $30,000,000 in peer-reviewed funding. Dr. Farkas has chaired more than a dozen international scientific meetings, including the recent United Engineering Foundation Conference on Advances in Optics for Biotechnology, Medicine and Surgery and the Keystone Symposium on Optical Bioimaging: Applications to Biology and Medicine, and was Associate Editor of Cytometry. He is a member of the Executive Committee of the Biomedical Optics Society, and was series editor for Methods in Bioengineering (Springer). He is also Associate Editor of Molecular Imaging, on the Editorial Boards of Journal of Biomedical Optics, Current Analytical Chemistry and Journal of Microscopy, and has served on more than a dozen NSF panels and NIH Study Sections, and on advisory boards to several national research centers and companies. His work was recognized with the Automated Imaging Association Award for Scientific Application (1994) and the Sylvia Sorkin Greenfield Award from the American Association of Physicists in Medicine (2002).

David Wohlberg. Mr. Wohlberg became President and Chief Operating Officer and a director of SMI in April 2005 and serves in these capacities on a part-time basis. He has been a business and legal advisor to emerging and high-technology companies for over twenty years and has practiced law with Troy & Gould Professional Corporation since 1979, where he currently serves as of counsel. Troy & Gould, a Los Angeles based law firm specializing in corporate and securities law, has served as SMI’s corporate legal counsel since SMI’s inception. Mr. Wohlberg serves on the Board of Directors of the Los Angeles Chapter of the Juvenile Diabetes Research Foundation and is Treasurer and Director of the Synagogue for the Performing Arts. Mr. Wohlberg is a graduate of the University of California at Santa Cruz and Yale Law School.

C. Kirk Peacock. Mr. Peacock is a Certified Public Accountant and became Chief Financial Officer of SMI on a part-time basis in May 2005. He previously was Chief Financial Officer of CytRx Corporation, a ribonucleic acid interference and biopharmaceutical company focused on the development and commercialization of high-value human therapeutics from August 2003 through July 2004. Mr. Peacock has experience as Chief Financial Officer with several start-up companies, including DigitalMed, Inc., a venture-backed subsidiary of Tenet Healthcare, from December 2001 through February 2003 and Ants.Com, Inc. from October 2000 through June 2001. Mr. Peacock was also a manager with a large, international accounting firm for a number of years. Mr. Peacock serves as a member of the investment committee and an advisor to the audit committee of the Board of Directors of Laird Norton Company LLC. Mr. Peacock is a graduate of Claremont McKenna College.

Sanford J. Hillsberg. Mr. Hillsberg is a co-founder of SMI and has served as a director and as Secretary of SMI on a part-time basis since its inception in 2004. Mr. Hillsberg has been an attorney with Troy & Gould Professional Corporation since 1976 Mr. Hillsberg serves as a director of and Tempra Technology, Inc., a thermal research and development company. Mr. Hillsberg served as a director of Duska Therapeutics, Inc., a publicly-held biopharmaceutical company, and as its Secretary on a part-time basis, until January, 2006. He also served as a director and on a part-time basis as Secretary of Duska Scientific Co. from 1999 until January, 2006. He previously served as a director and Vice President of Medco Research, Inc. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Rudolf Nisi, M.D. Dr. Nisi has served as a director of SMI since 2005. He has been an Active Attending Physician at the Albert Einstein College of Medicine and Cardiology since 1981 and an Assistant Clinical Professor of Medicine at Albert Einstein College of Medicine since 1981. Dr. Nisi has held various positions at Westchester Square Medical Center of Internal Medicine and Cardiology including Active Attending Physician since 1963, Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Directors since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. From 1997 to the present, Dr. Nisi has been an Assistant Attending Physician at New York Hospital, Clinical Assistant Professor of Medicine at Cornell University Medical College, and since 2000 Assistant Dean at Weill Medical College. Dr. Nisi serves on the Board of Duska Therapeutics, Inc. and Tempra Technology, Inc. From 1980 to 1987, Dr. Nisi served as Chairman of the Board of Directors of Medco Research, Inc.

Jacek Rozga, M.D., Ph.D. Dr. Rozga has served as a director of SMI since October, 2004. He is a co-founder of Arbios Technologies, Inc., which is developing liver assist devices, and has been a director and the President of that company since its organization in August 2000. Dr. Rozga has been a director, the President and the Chief Scientific Officer of Arbios Systems, Inc., the publicly traded parent corporation of Arbios Technologies, since October 30, 2003 and also previously served as that company’s Chief Financial Officer. Since 1992, Dr. Rozga has been a research scientist at the Burns & Allen Research Institute, Cedars-Sinai Medical Center. He is Adjunct Professor of Surgery at David Geffen UCLA School of Medicine.

Key Employees

Gregory Bearman, Ph.D. Dr. Bearman, age 58, serves as our Chief Scientist. Dr. Bearman is a Principal Scientist at California Institute of Technology’s Jet Propulsion Laboratory. He is currently a Research Associate Professor of Ophthalmology at the Keck School of Medicine, and has previously been Visiting Scientist at Cedars-Sinai Medical Center in Los Angeles and the Texas Heart Institute in Houston. Since 1999, he has been a member of the Editorial Board of the Journal of Biomedical Optics, and is an organizer of the yearly SPIE major conference on spectral imaging for biology. Among Dr. Bearman’s research interests are biological spectroscopy, imaging spectroscopy, fluorescence microscopy techniques, instrument development and application of imaging technologies to archeology and ancient texts (he led a team that applied spectral imaging technology to the Dead Sea Scrolls). Dr. Bearman holds five patents and five pending patent applications, and has written 72 publications as well as 16 technology reports for NASA. He earned a B.A. from Cornell University and a Ph.D. in atomic and molecular physics from Brandeis University. Dr. Bearman has received three NASA Space Act Awards in addition to several other awards for his invention of the technology underlying the Zeiss META 510 fluorescence microscope.

Committees of the Board

The Registrant’s Board of Directors has established an Audit Committee consisting of Dr. Jacek Rozga and Dr. Rudolph Nisi

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and reports;

•	the independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee appoints the outside auditors, reviews with the outside auditors the plans and results of the audit engagement, approves permitted non-audit services provided by our independent auditors and reviews the independence of the auditors.

The Registrant’s full Board of Directors currently performs the functions that would be performed by a compensation committee and a nominating and corporate governance committee. Given the Registrant’s small size and the development stage nature of its operations, the Board of Directors does not believe that separate board committees are necessary to these functions. The Registrant will establish compensation and nominating and corporate governance committees if its business operations develop to the stage where the appointment of board committees is desirable or if such committees are required upon the Registrant’s subsequent listing of its common stock on a national stock exchange or on Nasdaq.

Scientific Advisory Board

SMI’s Scientific Advisory Board consults with the Board of Directors and SMI’s management on matters relating to our research and development programs, the design and implementation of our clinical trials, market opportunities from a clinical perspective, new technologies relevant to our research and development programs, and scientific and technical issues relevant to our business.

The current members of SMI’s Scientific Advisory Board are:

George Berci, M.D. Dr. Berci is considered a pioneer in the field of modern endoscopy. He introduced Diagnostic and Theraputic Laparoscopy in Gynecology, Established Modern Endourology, Diagnostic Laparoscopy in Oncology, and Intra-Operative Biliary Endoscopy in Stone Disease. He also introduced Cholangiography in the operating rooms and Operative Laryngology, as well as Outpatient Laryngoscopy. After the opening of Cedars-Sinai Medical Center, he organized the GI endoscopy unit and started the CSMC Division of Surgical Endoscopy. In 2002, CSMC received sponsorship ($1.5 million) for the “Dr. Berci Chair in Minimally Invasive Surgery.” Dr. Berci’s awards include the Glisson Prize in surgery, and a membership of the Royal College of Surgeons Edinburgh and of the American College of Surgeons. He is past President of the Society of GI Endoscopy Surgeons, an organization with 4,000 Board-Certified Surgeons. Dr. Berci has published 220 papers in peer reviewed journals, as well as 11 Books, 26 videos, and numerous lectures at national and international forums. He retired in 1992, but resumed activities as Senior Director in Surgical Endoscopy Research at CSMC, supported by external grants.

Irving Bigio, Ph.D. Dr. Bigio is Professor in the Departments of Biomedical Engineering and Electrical and Computer Engineering, Boston University, where he is also Director of the Biomedical Optics Laboratory. He was recently inducted into the American Institute for Medical and Biological Engineering. His research interests include medical applications of optics, lasers and spectroscopy; biomedical optics and biophotonics; applied spectroscopy, especially to biomedical problems; advanced spectroscopic technologies for tissue diagnosis; noninvasive measurement of drug concentrations in tissue; interstitial laser thermotherapy and photodynamic therapy; computational methods for modeling optical transport in tissue; and multi-capability endoscopic and laparoscopic instruments.

Achilles S. Demetriou, M.D., Ph.D. Dr. Demetriou is the Chairman of SMI’s Scientific Advisory Board and is a pioneer in the development of the bioartificial liver. He is the Executive Vice President and Chief Operating Officer of University Hospital Health Systems in Cleveland, Ohio. Previously, he was Chairman, Department of Surgery, and the Esther and Mark Shulman Chair in Surgery and Transplantation Medicine at Cedars-Sinai Medical Center, in Los Angeles, California. Dr. Demetrious also served as Director of Cedars-Sinai’s Liver Support Unit and chaired the Department of Surgery at CSMC since 1995. He also served as Professor of Surgery at the University of California, Los Angeles School of Medicine and was Vice-Chairman of the school’s Department of Surgery. With his appointment in 1982 as Assistant Professor of Surgery at Albert Einstein College of Medicine-Montefiore Medical Center, Dr. Demetriou began a teaching and professional career that has included a number of positions at Einstein, Vanderbilt University and the Veterans Administration Medical Center in Nashville.

Dr. Demetriou has also served on numerous national and international professional committees. Dr. Demetriou received his medical degree from Hebrew University-Hadassah Medical School in Jerusalem, Israel, and completed a surgical residency at Albert Einstein College of Medicine-Bronx Municipal Hospital Center. He accepted a research fellowship at the Biochemical Pharmacology Laboratory of the National Institute of Arthritis, Metabolism and Digestive Diseases; earned his doctorate in biochemistry from George Washington University; and completed a surgical residency at Vanderbilt University Medical Center and Affiliated Hospitals. Among his appointments, he was a member of the Marion Bessin Liver Research Center at Albert Einstein College of Medicine, the Paul W. Sanger Chair in Surgery at Vanderbilt, and Director of the S.R. Light Surgical Research Laboratory at Vanderbilt.

Manfred Mosk, Ph.D. Dr. Mosk is a co-founder of SMI and serves on the Scientific Advisory Board. He served as a director of SMI since its inception in 2004 until November 2005 and as SMI’s part-time Interim President from its inception until April 2005. He has been the President of Technomedics Management & Systems, Inc., a privately held healthcare economics consulting firm, since 1994. Dr. Mosk is a co-founder of Duska Scientific Co., which merged with Duska Therapeutics, Inc., a publicly held pharmaceutical research and development company and serves on Duska’s Scientific Advisory Board. He previously served as Chairman of the Board of Duska Scientific Co. and was the Chairman (non-executive) of Duska Therapeutics, Inc. until December 2005. Dr. Mosk currently serves on the Board of Directors of OncoTx, Inc., UCLA’s Jonsson Cancer Center Foundation, The University Kidney Disease Research Associates at USC, and on the Board of Governors of Cedars-Sinai Medical Center. He previously served on the Board of Directors of Arbios Systems, Inc., the California State University (system-wide) Foundation, and The College of Naturopathic Medicine; on the Board of Advisors of GeoVax, Inc. and Spectrum Laboratories, Inc.; and as a member of the Institutional Review Board (IRB) of Cedars Sinai Medical Center. Dr. Mosk was an Economic Counselor for the eastern European division of Pfizer, Inc. Dr. Mosk was the co-founder, former President, Chief Executive Officer and director of Medco Research, Inc. from approximately 1983 to 1992, when he voluntarily retired from these positions. He rejoined the board and served again as a director of Medco from approximately 1995 to 1996. Medco was subsequently acquired by King Pharmaceuticals, Inc. Under Dr. Mosk’s leadership, Medco acquired licenses, raised funds, became a public company and developed the first-ever approved and marketed adenosine-based drug in the U.S. Dr. Mosk holds B.S., M.S. and Ph.D. degrees in business administration from The California State University and The California Western University.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth information concerning the compensation of the Registrant’s Chief Executive Officer, William C. Patridge, for the three years ended December 31, 2005. Mr. Patridge resigned as the Registrant’s Chief Executive Officer on January 31, 2006. During the year ended December 31, 2005, no executive officer of the Registrant received salary and bonus payments in excess of $100,000.

The following table also sets forth information concerning the compensation of SMI’s President and Chief Operating Officer, David Wohlberg, for the year ended December 31, 2005 and for the period from February 25, 2004 (date of inception) to December 31, 2004. Mr. Wohlberg has served as SMI’s President and Chief Operating Officer since April 2005 and became the Registrant’s President and Chief Operating Officer on January 31, 2006. Mr. Wohlberg is currently acting in the capacity of the Registrant’s and SMI’s chief executive officer. During the year ended December 31, 2005, no executive officer of SMI received salary and bonus payments in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards			All Other Compensation
	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards		Securities Underlying Stock Options
William C. Patridge (1) Chief Executive Officer of the Registrant	2005 2004 2003	— — —	— — —	— — —	50,000 — —	(2)	— — —	— — —

David Wohlberg (3) SMI’s President and Chief Operating Officer	2005 2004	— —	— —	— —	— —		150,479 —	— —

(1)	Mr. Patridge resigned as an officer of the Registrant on January 31, 2006.

(2)	On July 1, 2005, Mr. Patridge received a grant of 50,000 shares of the Registrant’s common stock in consideration for services rendered in connection with the Merger with SMI. Because of the lack of a market for the Registrant’s common stock on the grant date of July 1, 2005 and as of December 31, 2005 and because the Registrant did not conduct any business operations on either of those dates, the Registrant is unable to estimate a dollar value for the 50,000 shares of common stock that were granted to Mr. Patridge.

(3)	Mr. Wohlberg became SMI’s President and Chief Operating Officer in April 2005 and became the Registrant’s President and Chief Operating Officer on January 31, 2006. SMI was incorporated on February 25, 2004.

Stock Option Grants

The following table sets forth information regarding options to purchase the Registrant’s common stock that were granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2005. Neither the Registrant nor SMI granted any stock appreciation rights to such persons.

Option Grants in Fiscal Year Ended December 31, 2005

Individual Grants

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise Price	Market Price on Date of Grant	Expiration Date
William C. Patridge	—	—	—	—
David Wohlberg	150,479	52.6%	$0.35	(1)	4/21/12

(1)	Mr. Wohlberg’s option was granted by SMI and assumed by the Registrant in the Merger. On the option grant date, the common stock of SMI was not listed for trading on any securities market. Accordingly, there was no market price on the date of grant. Mr. Wohlberg’s option vests in four equal quarterly installments beginning on the grant date.

Aggregate Options

The following table sets forth information concerning stock option exercises by the executive officers named in the Summary Compensation Table during the year ended December 31, 2005 and concerning stock options held by such persons as of December 31, 2005. The persons named in the following table do not hold any stock appreciation rights.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at12/31/05 Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at 12/31/05 Exercisable/ Unexercisable
William C. Patridge	—	—	—	—
David Wohlberg	—	—	112,859/37,620	(1)

(1)	Mr. Wohlberg’s option was granted by SMI and assumed by the Registrant in the Merger. As of December 31, 2005, the common stock of SMI was not listed for trading on any securities market, and there was not a public market for the Registrant’s common stock. Accordingly, the Registrant is unable to estimate the value of Mr. Wohlberg’s option as of December 31, 2005.

Compensation of Directors

The Registrant did not compensate its directors for services rendered as directors during the preceding fiscal year. Except as described in the following paragraph, SMI has never paid its directors any fees or other compensation for attending meetings or providing other services in their capacity as directors. In the future, the Registrant may adopt a policy of paying its independent directors annual retainers and/or fees, including option grants, for serving as directors and attending meetings, and the Registrant may adopt a policy of reimbursing all of its directors for their reasonable travel expenses in attending meetings.

SMI awarded an option in February 2005 to Dr. Jacek Rozga, one of its directors, to purchase an aggregate of 25,091 shares of common stock at an exercise price of $0.15 per share. SMI awarded an option in April to Dr. Daniel L. Farkas, its Chairman, to purchase an aggregate of 10,062 shares of common stock at an exercise price of $0.35 per share. The Registrant assumed all of these options in the Merger.

Stock Incentive Plan

The Registrant has in effect an Equity Incentive Plan (the “Plan”) pursuant to which it is authorized to grant options to purchase up to 1,000,000 shares of common stock to its key employees, officers, directors, consultants, and other agents and advisors. Awards under the Plan may consist of stock options (both non-qualified options and options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986), stock appreciation rights and restricted stock awards. The Plan is administered by the Board of Directors, which determines the persons to whom awards will be granted, the number of awards to be granted and the specific terms of each grant, including the vesting thereof, subject to the provisions of the Plan.

The Plan provides that, in connection with incentive stock options, the exercise price of each option may not be less than 100% of the fair market value of the common stock on the date of grant (or 110% of the fair market value in the case of a grantee holding more than 10% of the outstanding stock of the Registrant). The aggregate exercise price of shares for which incentive stock options are exercisable for the first time by such employee (i.e., a.10% stockholder) during any calendar year may not exceed $100,000. Non-qualified stock options granted under the Plan may be granted at a price determined by the Board of Directors, not to be less than the fair market value of the common stock on the date of grant.

As of the Merger closing date, there were outstanding options to purchase 328,887 shares of the Registrant’s common stock under the Plan. These options were originally granted by SMI and were assumed by the Registrant in connection with the Merger.

Employment Agreements

Prior to the Merger, SMI entered into the following employment agreements. The Registrant has assumed SMI’s obligations under these employment agreements, and each of the individuals described below has agreed to serve as an officer of the Registrant following the closing of the Merger.

On April 22, 2005, SMI entered into an agreement with Daniel L. Farkas, pursuant to which Dr. Farkas agreed to serve as our Chairman of the Board and Chief Scientist on a part-time basis. The term of the agreement is one year. SMI has the ability to terminate the agreement in the event of Dr. Farkas’s disability or for “cause,” as defined in the agreement. Dr. Farkas may terminate the agreement if SMI materially breaches the agreement and fails to correct the breach within fifteen days following written notice from Dr. Farkas. For his services provided pursuant to the agreement, Dr. Farkas received an option to purchase 10,062 shares of our common stock at an exercise price of $0.35 per share. The option vests and becomes exercisable monthly over the one-year term of the agreement. We have agreed to indemnify Dr. Farkas for all claims arising out of his performance as Chairman of the Board, other than those arising from his gross negligence or willful misconduct.

On April 22, 2005, SMI entered into an employment agreement with David Wohlberg, pursuant to which Mr. Wohlberg agreed to serve as our President and Chief Operating Officer. The term of the agreement runs until April 30, 2006. The agreement provides that Mr. Wohlberg will receive a monthly salary of $2,000 commencing only after SMI has raised at least $1,500,000 of equity capital and a monthly salary of $5,000 after SMI has raised a cumulative amount of equity of at least $4,500,000.

Under the agreement, Mr. Wohlberg received an option to purchase 150,479 shares of our common stock at an exercise price of $0.35 per share. The option vests in four equal amounts, quarterly over the term of the agreement, in advance. We have agreed to indemnify Mr. Wohlberg for all claims arising out of his performance as President and Chief Operating Officer, other than those arising from Mr. Wohlberg’s breach of the agreement or his gross negligence or willful misconduct. Mr. Wohlberg may terminate the agreement if SMI materially breaches the agreement and fails to correct the breach within fifteen days following written notice from Mr. Wohlberg. We have the ability to terminate the agreement in the event of Mr. Wohlberg’s disability or for “cause,” as defined in the agreement. Mr. Wohlberg will spend the majority of his business time on our business.

On May 16, 2005, SMI entered into an agreement with C.Kirk Peacock, pursuant to which Mr. Peacock agreed to serve as our Chief Financial Officer on a part-time basis. The term of the agreement is one year. We have the ability to terminate the agreement in the event of Mr. Peacock’s disability or for “cause,” as defined in the agreement. Mr. Peacock may terminate the agreement if SMI materially breaches the agreement and fails to correct the breach within fifteen days following written notice from Mr. Peacock. Under the agreement, Mr. Peacock received an option to purchase 50,181 shares of our common stock at an exercise price of $0.35 per share. The option vests and becomes exercisable monthly over the one-year term of the agreement. We have agreed to indemnify Mr. Peacock for all claims arising out of his performance as Chief Financial Officers, other than those arising from his gross negligence or willful misconduct.

SMI has agreed that each of its non-management directors (Drs. Nisi and Rozga and Mr. Hillsberg) may organize other companies or serve as directors and officers and/or provide consulting or other services to other companies, for compensation, and that such services will not be deemed to be a breach of fiduciary duty or the taking of a corporate opportunity of SMI so long as such activities do not directly involve products or potential products based on scattered spectral imaging. SMI also has agreed to indemnify these non-management directors for all claims arising out of the performance of their duties as directors of SMI, other than those arising out of their gross negligence or willful misconduct.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 2004, SMI entered into a license and assignment agreement (the “CDI Agreement”) with ChromoDynamics, Inc. (“CDI”), Dr. Daniel L. Farkas and certain other individuals under which Dr. Farkas and the other individuals assigned full ownership of an invention covering a multispectral imaging system to SMI and CDI granted an exclusive worldwide sublicense to SMI of rights under United States Patent No. 5,796,512 issued in 1998 to Carnegie Mellon University to use the optical imaging technology covered by such patent for medical imaging clinical applications. CDI was co-founded by Dr. Farkas, who is its Chairman of the Board and a principal shareholder. On the execution date of such agreement, Dr. Farkas was the Chairman and a principal shareholder of SMI, and Dr. Farkas assumed such positions with the Registrant on the effective date of the Merger. In September 2005, SMI entered into an agreement with Carnegie Mellon University pursuant to which SMI received a direct license of the technology from Carnegie Mellon University institution in lieu of the sublicense from CDI.

Pursuant to the CDI Agreement, SMI reimbursed CDI and the individual inventors for approximately $9,000 of patent expenses and became obligated to pay the individuals $16,250 upon receiving at least $250,000 in capital and to pay CDI or third parties at that time $40,000 to be used to purchase equipment for certain research activities to be conducted by CDI and SMI. SMI is required to pay Dr. Farkas and the other individual inventors a royalty of up to 6% on the sales by SMI or its licensees of products that are based on the assigned invention. In May 2005, SMI purchased certain equipment from CDI to be used in the assembly of SMI’s prototype EndoSpect™ for $40,000, which CDI represented to SMI did not exceed the price paid for such equipment by CDI. As of December 31, 2004 and September 30, 2005, SMI was indebted to CDI for patent development costs incurred pursuant to the CDI Agreement totaling $8,800 and $0, respectively.

SMI was incorporated on February 25, 2004. The founders of SMI are Dr. Daniel L. Farkas, Sanford Hillsberg and Dr. Manfred Mosk. On a post-stock split basis, SMI issued 2,154,300 shares of common stock to Dr. Farkas in exchange for consideration of $34, 1,954,350 shares to Mr. Hillsberg in exchange for consideration of $30, and 2,147,850 shares to Dr. Mosk in exchange for consideration of $33. All such shares were exchanged in the Merger on a share-for-share basis for shares of the Registrant’s common stock.

DESCRIPTION OF SECURITIES

We are presently authorized to issue 25,000,000 shares of $0.0001 par value common stock and 1,000,000 shares of $0.0001 par value preferred stock. As of January 31, 2006, we had 9,371,723 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from legally available funds. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon our liquidation or dissolution, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Registration Rights

Pursuant to the terms of the subscription agreements that SMI entered into with the purchasers of its securities in a January 2006 private placement of common stock and warrants, SMI agreed to cause the Registrant to file a registration statement with the Securities and Exchange Commission to register the resale of (i) the shares of the Registrant’s common stock that were issued to all of the SMI shareholders in the Merger, including the shares that are issuable upon exercise of the SMI warrants and options that were exchanged in the Merger for warrants and options to purchase shares of the Registrant’s common stock, and (ii) all of the shares of the Registrant’s common stock owned by William C. Patridge and any of his assignees. The registration statement must be filed within ninety days after the Merger closing date. The

Registrant is required to use its commercially reasonable best efforts to maintain the effectiveness of the registration statement until the first anniversary of the effectiveness of the registration statement, except that the Registrant is permitted to suspend the use of the registration statement during certain periods under specified circumstances.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since its inception in 2004, SMI’s common stock has been privately held and has not traded on any market. The Registrant’s common stock is not currently listed or traded on any public market. Trading in the Registrant’s common stock has been sporadic during the preceding several years, and the Registrant does not believe that providing a range of high and low bid information for its common stock is meaningful given the sporadic trading in its stock and the Registrant’s lack of business operations, revenues and assets during the past several years. Furthermore, any such trading in the Registrant’s common stock was not based on its operations subsequent to the Merger.

The Registrant has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of 11,125,490 shares of the Registrant’s common stock, which includes (i) all of the shares of the Registrant’s common stock that were issued to all of the SMI shareholders in the Merger, (ii) all of the shares that are issuable upon the exercise of the SMI warrants and options that were exchanged in the Merger for warrants and options to purchase shares of the Registrant’s common stock, and (iii) all of the shares of the Registrant’s common stock owned by William C. Patridge and any of his assignees.

As of the Merger closing date of January 31, 2006, 2,028,887 shares of the Registrant’s common stock were subject to outstanding warrants and options. To the knowledge of the Registrant, approximately 775,000 shares of its common stock currently are available for resale in the public market in accordance with the volume limitations and other limitations of Rule 144 under the Securities Act of 1933.

Stockholders

As of the Merger closing date of January 31, 2006, the Registrant had approximately 165 holders of record of its common stock, not including any persons who hold their stock in “street name.”

Dividend Policy

SMI has never paid any dividends on its common stock, and the Registrant has not paid any cash dividends on its common stock for more than two fiscal years. We anticipate that the Registrant will not pay any dividends on its common stock during the foreseeable future but will instead follow a policy of retaining all of its earnings, if any, to finance the development and expansion of its business.

Equity Compensation Plan Information

As of December 31, 2005 (the end of the Registrant’s most recently completed fiscal year), there were no outstanding options, warrants or other rights to purchase shares of the Registrant’s common stock.

The following table summarizes, as of January 31, 2006, the number of the Registrant’s securities that are issuable upon the exercise of outstanding options, warrants and other rights, the weighted-average exercise price of such options, warrants and rights, and the number of securities remaining available for future issuance under the Registrant’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding column (a)) (c)
Equity compensation plans approved by stockholders	328,887	*	$0.32	671,113
Equity compensation plans not approved by stockholders	300,000	*	$0.15	—

Total	628,887	*	$0.24	671,113

*	Does not include warrants attached to Units that were sold in a private placement transaction.

The Registrant’s stockholders approved its 2006 Equity Incentive Plan. The only awards that are outstanding under that plan are options to acquire 328,887 shares of the Registrant’s common stock. Those options were originally granted by SMI and were assumed by the Registrant in the Merger.

SMI granted warrants to purchase 300,000 shares of its common stock for services rendered by two individuals who located investors to make investments in a private placement of securities. The Registrant assumed those warrants in the Merger without the approval of its stockholders, which was not required under applicable law. The Warrants are exercisable at a purchase price of $0.15 per share. The Warrants vest over a period of two years and expire on January 29, 2009.

LEGAL PROCEEDINGS

Neither the Registrant nor SMI is a party to any material legal proceeding.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Not applicable

RECENT SALES OF UNREGISTERED SECURITIES

As described in Item 2.01 of this Current Report on Form 8-K under the heading “Reorganization of Patco Industries, Ltd. on January 31, 2006,” the Registrant issued to SMI’s 44 shareholders on January 31, 2006, in connection with the closing of the Merger, 8,546,600 shares of the Registrant’s common stock in conversion of all of the 8,546,600 shares of SMI common stock, and the Registrant issued on that date stock options and warrants to purchase a total of 2,028,887 shares of the Registrant’s common stock in exchange for the cancellation of all of SMI’s outstanding stock options and warrants that were held by 47 persons. For additional information about the warrants and stock options that the Registrant issued in the Merger, see Item 3.02 of this Current Report on Form 8-K.

In addition to the securities that the Registrant issued in conjunction with the Merger on January 31, 2006, the Registrant issued the following securities during the past three years in transactions that were not registered under the Securities Act of 1933. The share numbers described below give effect to the Registrant’s reverse stock split in January 2006 pursuant to which each 230.4032258 shares of its common stock became one share of common stock.

On July 1, 2005, the Registrant issued 50,000 shares to William C. Patridge, its Chief Executive Officer, in consideration of Mr. Patridge’s performance of management services for the Registrant and his agreement to provide certain indemnification to SMI pursuant to the Merger Agreement and to fund certain expenses of the Registrant incurred in connection with the Merger.

The Registrant issued all of the securities that are described in the preceding three paragraphs in reliance upon the registration exemption provided by Section 4(2) of the Securities Act of 1933 for offers and sales of securities that do not involve a public offering.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the full extent permitted by the Delaware General Corporation Law, no director of the Registrant will be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Registrant.

The Registrant’s Amended and Restated Certificate of Incorporation also provides that each person who is or was or had agreed to become a director or officer of the Registrant, and each such person who is or was serving or who had agreed to serve at the request of the Registrant’s Board of Directors or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, will be indemnified by the Registrant to the full extent permitted by the Delaware General Corporation Law and will be entitled to advancement of expenses in connection therewith. The Registrant’s Bylaws have similar indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

As described in Item 2.01 of this Current Report on Form 8-K under the heading “Reorganization of Patco Industries, Ltd. on January 31, 2006,” the Registrant issued to SMI’s 44 shareholders on January 31, 2006, in connection with the closing of the Merger, 8,546,600 shares of the Registrant’s common stock in conversion of all of the 8,546,600 shares of SMI common stock, and the Registrant issued on that date warrants and stock options to purchase a total of 2,028,887 shares of the Registrant’s common stock in exchange for the cancellation of all of SMI’s outstanding warrants and stock options that were held by

47 persons. The warrants and stock options issued by the Registrant have the same exercise prices and other terms as the SMI warrants and stock options that were cancelled in the Merger.

The exercise prices and expiration dates of the warrants and stock options that the Registrant issued in connection with the Merger are as follows:

Warrants

Number of Shares Covered	Exercise Price	Expiration Date
300,000	$0.15	3-9-08
1,400,000	$2.50	1-30-09

Stock Options

Number of Shares Covered	Exercise Price	Expiration Date
42,893	$0.15	2-17-10
10,062	$0.35	4-21-10
50,181	$0.35	5-15-10
150,479	$0.35	4-21-12
75,272	$0.35	8-31-12

The Registrant issued all of the securities that are described in the preceding paragraphs in reliance upon the registration exemption provided by Section 4(2) of the Securities Act of 1933 for offers and sales of securities that do not involve a public offering.

ITEM 5.01.	CHANGES IN CONTROL OF REGISTRANT.

On January 31, 2006, in connection with the Merger that is described in Section 2.01 of this Current Report on Form 8-K, the Registrant issued to SMI’s 44 shareholders 8,546,600 shares of the Registrant’s common stock in conversion of all of the 8,546,600 shares of SMI common stock, and the Registrant issued on that date warrants and stock options to purchase a total of 2,028,887 shares of the Registrant’s common stock in exchange for the cancellation of all of SMI’s outstanding warrants and stock options that were held by 47 persons. As a result of the Merger, SMI’s shareholders immediately prior to the Merger became the owners of approximately 91% of the Registrant’s outstanding common stock immediately after the Merger.

The Merger was approved by SMI’s shareholders owning a majority of the outstanding SMI common stock. Because approval of the Merger by the Registrant’s stockholders was not required under applicable law, the Registrant did not seek such stockholder approval.

No agreements exist to the Registrant’s knowledge among the former or present controlling stockholders of the Registrant and their associates with respect to the election of the Registrant’s directors or with respect to any other matter that might result in a future change of control of the Registrant.

Reference is made to Item 5.02 of this Current Report on Form 8-K, which is incorporated herein by reference, for a description of the resignation of the Registrant’s sole officer and director and the appointment of new officers and directors.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Concurrently with the closing of the Merger, William C. Patridge resigned as the sole officer and director of the Registrant, and SMI’s directors (Dr. Daniel L. Farkas, Sanford J. Hillsberg, Dr. Rudolf Nisi, Dr. Jacek Rozga and David Wohlberg) became the directors of the Registrant. Biographical information regarding the Registrant’s directors is set forth in Item 2.01 under the caption “Directors and Executive Officers, Promoters and Control Persons,” and such information is incorporated herein by reference.

Concurrently with the closing of the Merger, the following persons were appointed by our Board of Directors as the Registrant’s officers. Biographical information regarding the Registrant’s officers is set forth in Item 2.01 under the caption “Directors and Executive Officers, Promoters and Control Persons,” and such information is incorporated herein by reference.

Daniel L. Farkas, Ph.D.	Chairman of the Board

David Wohlberg	President and Chief Operating Officer

Sanford J. Hillsberg	Secretary

C. Kirk Peacock	Chief Financial Officer

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Effective as of January 27, 2006, the Registrant amended and restated its Certificate of Incorporation in conjunction with the closing of the Merger. The following summary of the changes to the Certificate of Incorporation is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation that is filed as an exhibit to this Current Report on Form 8-K.

•	The Registrant decreased the authorized number of shares of its common stock from 300,000,000 to 25,000,000;

•	The Registrant authorized a class of 1,000,000 shares of preferred stock;

•	The Registrant changed its name to Optical Molecular Imaging, Inc.; and

•	The Registrant effected a reverse stock split pursuant to which each 230.4032258 shares of its common stock became one share of common stock.

Effective as of January 20, 2006, the Registrant adopted Amended and Restated Bylaws that update and supersede in their entirety the Bylaws that were originally adopted by the Registrant in 1987. The Amended and Restated Bylaws are filed as an exhibit to this Current Report on Form 8-K.

ITEM 5.06.	CHANGE IN SHELL COMPANY STATUS.

Reference is made to the disclosure set forth under Item 2.01 and Item 5.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements of Business Acquired

Filed as Exhibit 99.1 to this Current Report on Form 8-K are the audited financial statements of SMI for the period from February 25, 2004 (date of inception) to December 31, 2004, and the unaudited financial statements of SMI for the nine months ended September 30, 2005.

(b)	Pro Forma Financial Information

Filed as Exhibit 99.2 to this Current Report on Form 8-K are the unaudited pro forma consolidated financial statements of the Registrant and SMI as of September 30, 2005 and for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005 among the Registrant, Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006 (previously filed on January 26, 2006 as exhibits to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

4.1	Form of Warrant issued in January 2006 to purchase shares of the common stock of Spectral Molecular Imaging, Inc. and assumed by the Registrant.

4.2	Form of Subscription Agreement containing registration rights issued by Spectral Molecular Imaging, Inc. in January 2006 and assumed by the Registrant.

10.1	Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.2	Amendment No. 1 dated as of November 2, 2004 to the Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.3	Amendment No. 2 dated as of October 20, 2005 to the Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.4	License Agreement dated as of September 29, 2005 between Spectral Molecular Imaging, Inc. and Carnegie Mellon University.*

10.5	Amendment No. 1 dated November 9, 2005 to the License Agreement dated as of September 29, 2005 between Spectral Molecular Imaging, Inc. and Carnegie Mellon University.

10.6	2006 Equity Incentive Plan of the Registrant.

10.7	Form of Stock Option Agreement for the Registrant’s 2006 Equity Incentive Plan.

10.8	Employment Agreement with Dr. Daniel L. Farkas dated April 22, 2005.

10.9	Employment Agreement with David Wohlberg dated April 22, 2005.

10.10	Employment Agreement with C. Kirk Peacock dated May 16, 2005.

21.1	List of the Registrant’s subsidiaries

99.1	Audited financial statements of Spectral Molecular Imaging, Inc. for the period from February 25, 2004 (date of inception) to December 31, 2004, and the unaudited financial statements of Spectral Molecular Imaging, Inc. for the three months ended September 30, 2004 and 2005, the nine months ended September 30, 2005, and for the period from February 25, 2004 (date of inception) to September 30, 2005

99.2	Unaudited pro forma consolidated financial statements of the Registrant and Spectral Molecular Imaging, Inc. as of September 30, 2005 and for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

*	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by the Registrant with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by the Registrant with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optical Molecular Imaging, Inc.

February 6, 2006	By:	/s/ DAVID WOHLBERG
	Name:	David Wohlberg
	Title:	President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization dated as of May 5, 2005 among the Registrant, Patco Industries Subsidiary, Inc., William C. Patridge, and Spectral Molecular Imaging, Inc., as amended on June 30, 2005, September 26, 2005 and January 20, 2006 (previously filed on January 26, 2006 as exhibits to the Registrant’s Current Report on Form 8-K and incorporated herein by reference).

3.1	Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Amended and Restated Bylaws of the Registrant.

4.1	Form of Warrant issued in January 2006 to purchase shares of the common stock of Spectral Molecular Imaging, Inc. and assumed by the Registrant.

4.2	Form of Subscription Agreement containing registration rights issued by Spectral Molecular Imaging, Inc. in January 2006 and assumed by the Registrant.

10.1	Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.2	Amendment No. 1 dated as of November 2, 2004 to the Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.3	Amendment No. 2 dated as of October 20, 2005 to the Assignment and License Agreement dated as of November 1, 2004 among Spectral Molecular Imaging, Inc., ChromoDynamics, Inc., Dr. Daniel Farkas and certain other individuals specified in said agreement.*

10.4	License Agreement dated as of September 29, 2005 between Spectral Molecular Imaging, Inc. and Carnegie Mellon University.*

10.5	Amendment No. 1 dated November 9, 2005 to the License Agreement dated as of September 29, 2005 between Spectral Molecular Imaging, Inc. and Carnegie Mellon University.

10.6	2006 Equity Incentive Plan of the Registrant.

10.7	Form of Stock Option Agreement for the Registrant’s 2006 Equity Incentive Plan.

10.8	Employment Agreement with Dr. Daniel L. Farkas dated April 22, 2005.

10.9	Employment Agreement with David Wohlberg dated April 22, 2005.

10.10	Employment Agreement with C. Kirk Peacock dated May 16, 2005.

21.1	List of the Registrant’s subsidiaries

99.1	Audited financial statements of Spectral Molecular Imaging, Inc. for the period from February 25, 2004 (date of inception) to December 31, 2004, and the unaudited financial statements of Spectral Molecular Imaging, Inc. for the three months ended September 30, 2004 and 2005, the nine months ended September 30, 2005, and for the period from February 25, 2004 (date of inception) to September 30, 2005

99.2	Unaudited pro forma consolidated financial statements of the Registrant and Spectral Molecular Imaging, Inc. as of September 30, 2005 and for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

*	Certain portions of the exhibit have been omitted based upon a request for confidential treatment filed by the Registrant with the Securities and Exchange Commission. The omitted portions of the exhibit have been separately filed by the Registrant with the Securities and Exchange Commission.